Exhibit (a)(1)(A)

Offer to Purchase for Cash
by
MGM MIRAGE
and
INFINITY WORLD (CAYMAN) L.P.
of
Up to 15,000,000 Shares of Common Stock of MGM MIRAGE
At a Purchase Price of $80 Net Per Share in Cash

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 14, 2008, UNLESS THE
OFFER IS EXTENDED (THE “EXPIRATION DATE”).

MGM MIRAGE, a Delaware corporation (“MGM MIRAGE”), and Infinity World (Cayman) L.P., a Cayman Islands limited partnership (“IW”) and an indirect wholly owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decree entity (“DW”), invite the stockholders of MGM MIRAGE to tender up to 15,000,000 shares of MGM MIRAGE’s common stock, $0.01 par value per share, for purchase by MGM MIRAGE and IW on a several basis at a price of $80.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related letter of transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

Only shares properly tendered and not properly withdrawn will be purchased. However, because of the proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the Offer will be returned to the tendering stockholder at our expense promptly following the Expiration Date. See Sections 1 and 3.

Subject to certain limitations and requirements, we are permitted by the rules of the Securities and Exchange Commission (the “Commission” or the “SEC”), in our respective sole discretion, to purchase in the aggregate more than 15,000,000 shares pursuant to the Offer. IW, however, has no intention of purchasing more than 6,500,000 shares pursuant to the Offer. See Section 1.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

The shares are listed and traded on The New York Stock Exchange under the symbol “MGM.” On January 8, 2008, the last full trading day before we announced our intention to commence a tender offer for shares of MGM MIRAGE’s common stock, the closing price of the shares on The New York Stock Exchange was $69.98 per share. On January 15, 2008, the last full trading day before we announced our intention to make the Offer for up to 15,000,000 at a fixed price of $80.00 per share, the closing price of the shares on The New York Stock Exchange was $66.47 per share. On January 16, 2008, the last full trading day before commencement of the Offer, the closing price of the shares on The New York Stock Exchange was $70.57 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

MGM MIRAGE’s Board of Directors has approved this Offer. However, none of MGM MIRAGE, IW, our respective affiliates, MGM MIRAGE’s Board of Directors, the information agent, or the depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should consider our respective reasons for making this Offer. See Section 2. MGM MIRAGE’s directors, executive officers, and Tracinda Corporation, the principal stockholder of MGM MIRAGE, have advised us that they do not intend to tender any of their shares in the Offer. In addition, the affiliates of IW have advised us that they do not intend to tender any of their shares in the Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Offer to Purchase dated January 17, 2008.

IMPORTANT

Any stockholder desiring to tender all or any portion of that stockholder’s shares should either (1) complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions to the letter of transmittal, have that stockholder’s signature thereon guaranteed if Instruction 1 to the letter of transmittal so requires, mail or deliver the letter of transmittal, or facsimile, or, in the case of a book-entry transfer effected by the procedure set forth in Section 3, an agent’s message (as defined therein), and any other required documents to the depositary (as defined herein) and either deliver the certificates for those shares to the depositary along with the letter of transmittal, or facsimile, or deliver those shares in accordance with the procedure for book-entry transfer set forth in Section 3, or (2) request that stockholder’s bank, broker, dealer, trust company or other nominee effect the transaction for that stockholder. A stockholder having shares registered in the name of a bank, broker, dealer, trust company or other nominee must contact that person if that stockholder desires to tender those shares.

If a stockholder desires to tender shares and that stockholder’s certificates for shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the depositary prior to the Expiration Date, that stockholder’s tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

TO PROPERLY TENDER SHARES, YOU MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL.

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent for the Offer at its address and telephone number set forth on the back cover page of this document. Requests for additional copies of this document, the related letter of transmittal or the notice of guaranteed delivery may be directed to the information agent.

Neither MGM MIRAGE nor IW is making the Offer to, nor will either of them accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, in our respective discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY EITHER OF US OR THE INFORMATION AGENT.

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Page

Summary Term Sheet	1
Forward Looking Statements	7
Introduction	8
The Tender Offer	10
Section 1. Number of Shares; Proration	10
Section 2. Purpose of the Offer; Certain Effects of the Offer	11
Section 3. Procedures for Tendering Shares	14
Section 4. Withdrawal Rights	17
Section 5. Purchase of Shares and Payment of Purchase Price	18
Section 6. Conditional Tender of Shares	19
Section 7. Conditions of the Offer	20
Section 8. Price Range of the Shares; Dividends	22
Section 9. Source and Amount of Funds	23
Section 10. Certain Information Concerning MGM MIRAGE; Interest of Directors and Executive Officers of MGM MIRAGE	24
Section 11. Certain Information Concerning DW, IW and their Affiliates; Background of the Offer; Past Contacts, Negotiations and Transactions; Transactions and Arrangements Concerning the Shares	31
Section 12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act	37
Section 13. Legal Matters; Regulatory Approvals	37
Section 14. United States Federal Income Tax Consequences	38
Section 15. Extension of the Offer; Termination; Amendment	41
Section 16. Fees and Expenses	42
Section 17. Miscellaneous	42

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SUMMARY TERM SHEET

MGM MIRAGE and IW are providing this summary term sheet for your convenience. MGM MIRAGE and IW, collectively, are at times referred to as “we,” “our” or “us.” We refer to the shares of common stock of MGM MIRAGE as “shares.” This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related letter of transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

MGM MIRAGE and IW are offering to purchase up to a total of 15,000,000 shares of common stock of MGM MIRAGE, par value $0.01 per share, with MGM MIRAGE offering to purchase up to 8,500,000 shares and IW offering to purchase up to 6,500,000 shares.

What will the purchase price for the shares be and what will be the form of payment?

The purchase price in this offer is $80.00 per share.

If your shares are purchased in the offer by MGM MIRAGE or IW, MGM MIRAGE or IW, respectively, will pay you the purchase price, in cash, without interest, promptly after the expiration of the Offer. See Sections 1 and 5.

How many shares will MGM MIRAGE and IW collectively purchase?

MGM MIRAGE and IW will collectively purchase a total of 15,000,000 shares in the Offer (representing approximately 12.5% of the publicly held shares of MGM MIRAGE’s common stock (i.e., shares not beneficially owned by MGM MIRAGE’s directors or executive officers or by Tracinda Corporation, Kirk Kerkorian, IW or its affiliates) and 5.1% of MGM MIRAGE’s outstanding shares of common stock), or such lesser number of shares as are properly tendered and not withdrawn. If more than 15,000,000 shares are tendered, all shares properly tendered and not withdrawn will be purchased on a pro rata basis, except for conditional tenders whose condition was not met. Subject to certain limitations and legal requirements, we are permitted by the rules of the SEC, in our respective sole discretion, to purchase in the aggregate more than 15,000,000 shares pursuant to the Offer. IW, however, has no intention of purchasing more than 6,500,000 shares pursuant to the Offer. The Offer is not conditioned upon the receipt of financing or upon any minimum number of shares being tendered. See Sections 1 and 7.

How will MGM MIRAGE and IW pay for the shares?

Assuming that the maximum 15,000,000 shares are tendered in the Offer (with MGM MIRAGE purchasing up to 8,500,000 shares and IW purchasing up to 6,500,000 shares), the aggregate purchase price will be $1.2 billion. MGM MIRAGE anticipates that it will pay for the shares tendered in the Offer and purchased by MGM MIRAGE primarily from borrowings under its senior credit facility. The senior credit facility is governed by the Fifth Amended and Restated Loan Agreement, dated as of October 3, 2006, by and among MGM MIRAGE, MGM Grand Detroit, LLC, as co-borrower, Bank of America, N.A., as administrative agent, The Royal Bank of Scotland plc, as syndication agent, joint lead arranger, and joint book manager, Banc of America Securities LLC, as joint lead arranger and joint book manager, J.P. Morgan Securities Inc., Citibank North America, Inc., and Deutsche Bank Securities Inc., as joint book managers, and the other lenders and co-documentation agents named in such agreement (the “Credit Agreement”). The senior credit facility provides for borrowings of up to $7.0 billion, consisting of a $2.5 billion term facility and a $4.5 billion revolving credit facility, in each case, maturing in 2011. MGM MIRAGE has the ability to solicit additional lender commitments to increase the available borrowing under the credit facility to $8.0 billion. The interest on the credit facility is based on the bank reference rate or Euro dollar rate. The senior credit facility is available to refinance existing debt, to refinance capital improvements and for working capital, acquisitions, investments in qualified investments and repurchase of the common stock of MGM MIRAGE. As of

January 16, 2008, MGM MIRAGE had approximately $3.89 billion of available borrowing capacity under the senior credit facility. See Section 9.

Subject to receipt of applicable regulatory approvals, IW anticipates that it will pay for the shares tendered in the Offer and purchased by IW from advances made to Infinity World Investments LLC or IW under share forward transactions and share swap transactions with Credit Suisse International, Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc (the “Banks”), in either case secured by a pledge by IW of all or a portion of the shares previously acquired by IW from The Lincy Foundation and the shares acquired pursuant to the Offer. IW’s purchase of shares in the Offer, however, is not subject to financing as IW, through its parent DW, has working capital in an amount that is more than sufficient to pay the potential purchase price of $520 million for the 6,500,000 shares in the event that IW does not obtain the necessary regulatory approvals or financing. See Section 9.

Is IW’s financial condition relevant to my decision to tender in the Offer?

While IW does not believe that the financial condition of IW or DW are material to your decision whether to tender shares in the Offer, IW is providing you the following financial and other information regarding IW and DW.

DW is a decree entity of the Government of Dubai and 100% owned by the Government of Dubai. DW was established in March 2006 to serve as a holding company that manages and supervises a previously-established diverse portfolio of businesses, investments and projects of the Government of Dubai. These include: Istithmar World, a leading investor in the consumer, financial services, industrial and real estate sectors (and which purchased Barneys New York); Nakheel PJSC, a leading project development firm with 16 major projects under development around the world, including the Palm Islands and the World Islands in Dubai; and DP World, a leader in international marine operations and development, logistics and related services, and the operator of 42 marine terminals in 22 countries. Other investments include Economic Zone World, Dubai Dry Docks World, Dubai Multi Commodity Center, Limitless World and Dubai Maritime City.

DW’s long term investment activity includes: (i) minority equity investments for which it often obtains board representation commensurate with the size of its investment allowing it to participate in but not control decision-making of the enterprise in which it has invested, (ii) joint venture investments in enterprises DW jointly controls and/or for which it obtains special major decision approval rights and (iii) the acquisition of 100% ownership of businesses and properties which it controls and operates.

Under the laws of Dubai, DW is not required to, and does not currently, maintain and accordingly does not have available, consolidated financial statements, balance sheets or income statements of DW. DW is currently in the process of preparing audited financial statements. This audit, however, has not been completed yet and, therefore, no current information is available. However, based on DW’s unaudited pro forma consolidated combined financial information, at December 31, 2006, DW had total consolidated combined assets of approximately $65 billion and total consolidated combined equity of approximately $29.8 billion, and for the 12-month period ending on December 31, 2006, total consolidated combined revenues for DW were approximately $94 billion, resulting in total consolidated combined net income of approximately $1 billion. The foregoing pro forma consolidated combined financial information represents DW’s good faith estimates of such information, but has not been audited, reviewed or compiled by DW’s independent accounting firm, nor has such information been prepared in accordance with an established body of accounting standards and uniform accounting policies.

IW is a wholly-owned indirect subsidiary of DW. Other than the Offer, IW has to date engaged in no business activities other than its acquisition of 5 million shares from The Lincy Foundation (as described in Section 11), which we refer to as the “Lincy Purchase,” and in connection with the organization of Infinity World Investments LLC and Infinity World Development Corp, a corporation formed to acquire a 50% ownership interest in the joint venture that owns and has engaged affiliates of MGM MIRAGE to serve as its agents to operate the CityCenter project. IW has no assets other than the shares purchased pursuant to the Lincy Purchase. DW will further capitalize IW only to the extent necessary to fund the purchase of shares to be purchased in the Offer. Following consummation of the Offer, it is expected that IW will own no assets other than the shares purchased by it pursuant to the Offer and the Lincy Purchase and the entire equity interests in Infinity World Cayman Investments Corporation and Infinity World Development Corp. Other than those liabilities that may be incurred in connection with any financing obtained to fund the purchase of shares pursuant to the Offer and the Lincy Purchase, IW does not have any other liabilities and, following consummation of this offer, it is expected that it will not have any other liabilities.

When does the Offer expire; can the Offer be extended?

You may tender your shares until the Offer expires. The Offer will expire on Thursday, February 14, 2008, at 12:00 midnight, New York City time, unless we extend it. See Section 1. We may choose to extend the Offer for any reason. See Section 15.

How will I be notified if we extends the Offer?

We will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date if we decide to extend the Offer. See Section 15. We cannot assure you that the Offer will be extended or, if extended, for how long.

What is the purpose of the Offer?

MGM MIRAGE is making the offer to buy back its shares as part of its general stock repurchase program approved on December 4, 2007 by its Board of Directors because it believes that the Offer is consistent with its long-term corporate goal of increasing stockholder value. MGM MIRAGE believes that the Offer is a prudent use of its financial resources. MGM MIRAGE also believes that investing in its own shares is an attractive use of capital that will benefit MGM MIRAGE and its remaining stockholders. MGM MIRAGE’s management and Board of Directors have evaluated MGM MIRAGE’s operations, strategy and expectations for the future and believe that the Offer is a prudent use of MGM MIRAGE’s financial resources given its business profile, its assets and recent market prices for its shares. MGM MIRAGE has substantial cash generating capacity and no immediate need for the accumulation of cash. MGM MIRAGE believes that its current cash balances, anticipated cash flow from operations and debt capacity, exceed the financial requirements of its business, including the capital requirements for improving its operations and providing appropriate financial flexibility for general corporate purposes.

Through Infinity World Development Corp., a wholly-owned subsidiary of DW, DW has entered into a joint venture with a wholly owned subsidiary of MGM MIRAGE which owns and has engaged affiliates of MGM MIRAGE to serve as its agents to manage, design, plan, develop, construct and operate the CityCenter project in Las Vegas, Nevada. DW made an initial contribution to the joint venture of approximately $2.96 billion in cash, approximately $2.47 billion of which was distributed to MGM MIRAGE and approximately $490 million of which was retained by the joint venture to fund near-term construction costs. DW and IW believe that the shares of MGM MIRAGE represent an attractive investment and that the Offer is consistent with their goal of making a significant minority investment in MGM MIRAGE. The Offer demonstrates DW’s and IW’s confidence in MGM MIRAGE and its commitment to a long-term investment in MGM MIRAGE. All of the shares which IW may acquire in the offer will be held for investment purposes.

At this time, following completion of the Offer, IW expects to increase its ownership of shares beyond the 6,500,000 shares it may purchase pursuant to the Offer and the 19,548,838 shares that IW and its affiliates have previously purchased in a prior tender offer, a direct purchase from MGM MIRAGE and the Lincy Purchase on such terms and at such times as it deems advisable. Any such increase in ownership would be subject to gaming authority approval and is not expected to result in ownership that exceeds 20% of the outstanding common stock of MGM MIRAGE.

In the ordinary course of its business, DW from time to time reviews the performance of its investments and considers possible strategies for enhancing value. As part of its ongoing review of its investment in the shares, IW and its affiliates will explore, from time to time, the possibilities of acquiring or disposing of additional shares. Any determination with respect to the acquisition or disposition of additional shares depends upon a variety of factors, including, without limitation, current and anticipated future trading prices for the shares, the financial condition, results of operation and prospects of MGM MIRAGE, tax considerations and general economic, financial market and industry conditions.

MGM MIRAGE believes that the Offer set forth herein represents a mechanism to provide all of MGM MIRAGE’s stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. In addition, stockholders who do not participate in the Offer will automatically increase their relative percentage interest in MGM MIRAGE and its future operations at no additional cost to them. See Section 2.

Are there any conditions to the Offer?

Yes. Our several obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived on a several basis by MGM MIRAGE or IW prior to the Expiration Date, including:

•	No decrease of 10% or more in the market price of MGM MIRAGE’s common stock or in the market prices of equity securities generally in the United States, nor any changes in the general political, market, economic or financial conditions in the United States or abroad that could adversely affect MGM MIRAGE’s business, the trading in the shares of its common stock or the benefits of the Offer shall have occurred during the Offer.

•	No legal action shall have been threatened, pending or taken, that might adversely affect the Offer.

•	No one shall have announced or made a tender or exchange offer (other than the Offer), merger, business combination or other similar transaction involving MGM MIRAGE.

•	No one, to our respective knowledge, shall have acquired or proposed to acquire more than 5% of MGM MIRAGE’s shares since the commencement of the Offer other than pursuant to the Offer.

•	No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire MGM MIRAGE or any of its subsidiaries.

•	No material change in MGM MIRAGE’s business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

•	MGM MIRAGE shall have determined that the consummation of the Offer and the purchase of shares shall not cause MGM MIRAGE’s common stock to be delisted from The New York Stock Exchange or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	All approvals, permits, authorizations, favorable reviews and consents of any governmental, administrative or regulatory entity, agency or authority with jurisdiction, including the regulatory approvals described in Section 13, over the Offer, IW and its affiliates, including IW’s or its affiliates’ ownership of shares, shall have been obtained on terms satisfactory to IW in its reasonable discretion.

The offer is subject to a number of other conditions described in greater detail in Section 7. The conditions to the offer may be asserted by either MGM MIRAGE or IW regardless of the circumstances giving rise to any condition, and may be waived by either of us (but only with respect to the obligation of the party waiving such condition to purchase shares in the Offer), in whole or in part.

Following the Offer, will MGM MIRAGE continue as a public company?

Yes. The completion of the Offer in accordance with its conditions will not cause MGM MIRAGE to be delisted from The New York Stock Exchange or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that there will not be a reasonable likelihood that such purchase will cause the shares either (1) to be held of record by fewer than 300 persons; or (2) to not continue to be eligible to be listed on The New York Stock Exchange or to not continue to be eligible for registration under the Exchange Act. See Section 7.

How do I tender my shares?

To tender shares, you must generally deliver various documents to Mellon Investor Services LLC, the depositary for the Offer, prior to the expiration of the Offer. These documents include the certificates representing your shares and a completed letter of transmittal. If your shares are held through a bank, broker, dealer, trust company or other nominee, the shares can be tendered only by that bank, broker, dealer, trust company or other nominee. If you cannot deliver a required item to the depositary by the expiration of the Offer, you may get a little extra time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or another eligible institution guarantee that the depositary will receive the missing items within a period of three New York Stock Exchange trading days. The depositary must receive the missing items within that period for the tender to be valid. See Section 3.

In what order will the tendered shares be purchased if more than 15,000,000 shares are tendered and not withdrawn?

The tendered shares will be purchased:

•	first, from all stockholders who properly tender shares unconditionally on a pro rata basis; and

•	second, only if necessary to permit us to purchase an aggregate of 15,000,000 shares, from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares that you tender. See Section 1.

Once I have tendered shares in the Offer, may I withdraw my tender?

You may withdraw any shares you have tendered at any time before 12:00 midnight, New York City time, on Thursday, February 14, 2008, unless we extend the Offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 5:00 p.m., New York City time, on Monday, March 17, 2008. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the depositary while you still have the right to withdraw the shares. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. See Section 4.

Has MGM MIRAGE, its Board of Directors, IW or DW adopted a position on the Offer?

MGM MIRAGE’s Board of Directors has approved the Offer. However, none of MGM MIRAGE, IW, our respective affiliates, MGM MIRAGE’s Board of Directors, the information agent or the depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares. MGM MIRAGE’s principal stockholder, Tracinda Corporation, which owns approximately 52.4% of MGM MIRAGE’s outstanding shares, has advised MGM MIRAGE that it does not intend to tender any shares beneficially owned by it in the Offer. MGM MIRAGE’s directors and executive officers have also advised us that they do not intend to tender any shares in the Offer. Furthermore, the affiliates of IW have advised us that they do not intend to tender any shares in the Offer. See Section 11.

What is the recent market price of my shares?

On January 8, 2008, the last full trading day before we announced our intention to commence a tender offer for shares of MGM MIRAGE’s common stock, the closing price of the shares on The New York Stock Exchange was $69.98 per share. On January 15, 2008, the last full trading day before we announced our intention to make the Offer at a fixed price of $80.00 per share for up to 15,000,000 shares, the closing price of the shares on The New York Stock Exchange was $66.47 per share. On January 16, 2008, the last full trading day before commencement of the Offer, the closing price of the shares on The New York Stock Exchange was $70.57 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

When will MGM MIRAGE and IW pay for the shares I tender?

We will pay the purchase price, in cash, without interest, for the shares we respectively purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the United States federal income tax consequences if I tender my shares?

Generally, you will be subject to United States federal income taxation and applicable withholding when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from MGM MIRAGE. See Section 14. We recommend that you consult with your tax advisor.

Will I have to pay stock transfer tax if I tender my shares?

Generally, we will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the letter of transmittal. See Section 5.

Who can I talk to if I have questions?

If you have any questions regarding the Offer, please contact MacKenzie Partners, Inc., the information agent for the Offer, at (800) 322-2885. Additional contact information for the information agent is set forth on the back cover page of this document.

FORWARD LOOKING STATEMENTS

This Offer to Purchase (including any documents incorporated by reference or deemed to be incorporated by reference) contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “estimate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” and similar terms. These forward-looking statements are inherently subject to known and unknown risks and uncertainties. The actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. These risks and uncertainties include risks related to MGM MIRAGE’s and IW’s businesses as well as the factors relating to the transactions discussed in this Offer to Purchase. You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference. Except for ongoing obligations to disclose material information as required by U.S. federal securities laws, neither we nor the Information Agent is under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements.

In addition, please refer to MGM MIRAGE’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and the quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 and to the filings by IW and its affiliates on Schedule TO dated August 24, 2007 (as amended) and Schedule 13D dated December 28, 2007 (as amended), in each case, filed with the U.S. Securities and Exchange Commission, which are incorporated by reference herein, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact MGM MIRAGE or IW.

To the Holders of MGM MIRAGE Common Stock:

INTRODUCTION

We invite MGM MIRAGE’s stockholders to tender shares of MGM MIRAGE’s common stock, $0.01 par value per share, for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related letter of transmittal, we are offering to purchase up to 15,000,000 shares (with up to 8,500,000 shares offered to be purchased by MGM MIRAGE and up to 6,500,000 shares to be purchased by IW) at a purchase price of $80.00 per share, net to the seller in cash, without interest.

Only shares properly tendered and not properly withdrawn will be purchased. However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are tendered. We will return shares we do not purchase because of proration promptly following the Expiration Date. See Section 3.

Subject to certain limitations and legal requirements, we are permitted by the rules of the SEC to purchase, in our respective sole discretion, in the aggregate more than 15,000,000 shares pursuant to the Offer. IW, however, has no intention of purchasing more than 6,500,000 shares pursuant to the Offer. See Sections 1 and 5.

Tendering stockholders whose shares are registered in their own names and who tender directly to Mellon Investor Services LLC, the depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the letter of transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT, AND PAY FOR, SHARES VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 7 OF THIS OFFER TO PURCHASE.

MGM MIRAGE’s Board of Directors has approved the Offer. However, none of MGM MIRAGE, IW, our respective affiliates, MGM MIRAGE’s Board of Directors, the information agent or the depositary is making any recommendation whether you should tender or refrain from tendering your shares. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. MGM MIRAGE’s principal stockholder, Tracinda Corporation, which owns approximately 52.4% of MGM MIRAGE’s outstanding shares, has advised MGM MIRAGE that it does not intend to tender any shares beneficially owned by it in the Offer. MGM MIRAGE’s directors and executive officers have also advised us that they do not intend to tender any shares in the Offer. Furthermore, the affiliates of IW have advised us that they do not intend to tender any shares in the Offer.

Section 14 describes various United States federal income tax consequences of a sale of shares under the Offer.

We will pay the fees and expenses incurred in connection with the Offer by Mellon Investor Services LLC, the depositary for this Offer, and MacKenzie Partners, Inc., the information agent for this Offer. See Section 16.

As of January 14, 2008 MGM MIRAGE had 293,786,061 issued and outstanding shares of common stock. The 15,000,000 shares that we are offering to purchase hereunder represent approximately 12.5% of the publicly-held shares of MGM MIRAGE’s common stock (i.e., shares not beneficially owned by MGM MIRAGE directors or executive officers or by Tracinda Corporation, Kirk Kerkorian, IW or DW or their affiliates) and 5.1% of the shares outstanding on January 16, 2008. The shares are listed and traded on The New York Stock Exchange under the symbol “MGM.” On January 8, 2008, the last full trading day before we announced our intention to commence a tender offer for shares of MGM MIRAGE’s common stock, the closing price of the shares as reported on The New York Stock Exchange was $69.98 per share. On January 15, 2008, the last full trading day before we announced our intention to make the Offer for up to 15,000,000 shares at a fixed price of $80.00 per share, the closing price of the shares on The New York Stock Exchange was $66.47 per share. On January 16, 2008, the last full trading day before commencement of the Offer, the closing price of the shares on The New York Stock Exchange was $70.57 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 8.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION REGARDING THE OFFER.

THE TENDER OFFER

1.	Number of Shares; Proration

General.  Upon the terms and subject to the conditions of the Offer, we will collectively purchase on a several basis a total of up to 15,000,000 shares of common stock of MGM MIRAGE, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, at a purchase price of $80.00 per share, net to the seller in cash, without interest.

The term “Expiration Date” means 12:00 midnight, New York City time, on Thursday, February 14, 2008, unless and until we, in our reasonable discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Securities and Exchange Commission (the “Commission” or the “SEC”), we are permitted to purchase under the Offer an additional amount of shares not to exceed 2% of the outstanding shares (approximately 5,875,721 shares) without amending or extending the Offer, subject to applicable law and regulatory restrictions. IW, however, has no intention of purchasing more than 6,500,000 shares pursuant to the Offer.

In the event of an over-subscription of the Offer as described below, shares tendered will be subject to proration. The Offer and withdrawal rights expire on the Expiration Date.

If we:

•	increase or decrease the price to be paid for shares; or

•	increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of the outstanding shares (approximately 5,875,721 shares), subject to applicable law and regulatory restrictions; or

•	decrease the number of shares being sought; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. A subsequent offering period will not be available.

THE TENDER OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Shares properly tendered under the Offer and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All shares tendered and not purchased under the Offer, including shares not purchased because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Date.

If the total number of shares properly tendered and not properly withdrawn is less than or equal to 15,000,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law and regulatory restrictions, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price. IW has no intention of purchasing more than 6,500,000 shares in the Offer.

Priority of Purchases.  Upon the terms and subject to the conditions of the Offer, if more than 15,000,000 shares have been properly tendered and not properly withdrawn, we will purchase properly tendered shares on the basis set forth below:

•	First, subject to the conditional tender provisions described in Section 6, we will purchase all shares tendered unconditionally on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Second, if necessary to permit us to purchase 15,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law and regulatory restrictions) shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, will, to the extent feasible be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, all of the shares that a stockholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased. IW has no intention of purchasing more than 6,500,000 shares in the Offer.

Proration.  If proration of tendered shares is required, we will determine the proration factor as promptly as practicable following the Expiration Date. Proration for each stockholder tendering shares will be based on the ratio of the number of shares tendered by the stockholder to the total number of shares tendered by all stockholders, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately five to seven business days after the Expiration Date. The preliminary results of proration, if any, will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the information agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase and the related letter of transmittal will be, upon request, mailed to record holders of shares and, upon request, will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on MGM MIRAGE’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Offer; Certain Effects of the Offer

MGM MIRAGE’s Purpose of the Offer.  On December 4, 2007, MGM MIRAGE’s Board of Directors approved a stock repurchase program for the repurchase by MGM MIRAGE of up to 20,000,000 shares (in addition to the 220,000 shares then available for repurchase under a prior stock repurchase program) through open market purchases, privately negotiated third party transactions or other transactions, including but not limited to tender offers, as market conditions warrant. On January 8, 2008, the Board of Directors of MGM MIRAGE approved a tender offer for the repurchase by MGM MIRAGE of up to 10,000,000 shares less such number of shares purchased by IW. On January 15, 2008, the Board of Directors of MGM MIRAGE approved a joint tender offer for 15,000,000 shares at a fixed purchase price of $80.00 per share in which IW would purchase up to 6,500,000 shares and MGM MIRAGE would purchase up to 8,500,000 shares. MGM MIRAGE believes that the tender offer set forth herein provides a mechanism to give all of MGM MIRAGE’s stockholders the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. In addition, stockholders who do not participate in the Offer will automatically increase their relative percentage interest in MGM MIRAGE and its future operations at no additional cost to them. As a result, the Board of Directors of MGM MIRAGE believes that investing in MGM MIRAGE’s own shares in this manner is an attractive use of capital and an efficient means to provide value to MGM MIRAGE’s stockholders.

The Offer is consistent with MGM MIRAGE’s historical commitment of repurchasing shares from time to time as a means of increasing stockholder value. Between November 1, 2007 and January 16, 2008, MGM MIRAGE repurchased 1,350,000 shares of its common stock at purchase prices ranging from $85.10 to $91.80. With respect to this share repurchase program, as of January 16, 2008 and assuming full subscription of the 8,500,000 shares offered to be purchased by MGM MIRAGE in this Offer, 9,650,000 shares remained available for purchase under the program. MGM MIRAGE’s senior management considered and presented to the Board of Directors of MGM MIRAGE a range of alternatives available to MGM MIRAGE, including open market repurchases of MGM MIRAGE’s common stock and a tender offer. The senior management did not consider a cash dividend because MGM MIRAGE’s purpose is to share distributable cash with its public stockholders (i.e., stockholders other than MGM MIRAGE’s directors, executive officers and principal stockholder). Management and the Board of Directors of MGM MIRAGE concluded that a tender offer would provide the best way to accomplish the goal of sharing distributable cash with public stockholders for the following reasons:

•	A tender offer would involve less market risk to MGM MIRAGE than open market repurchases of common stock; and

•	A tender offer can be executed simply and quickly in a cost-efficient manner.

After the Offer is completed, MGM MIRAGE believes that its current cash balances, anticipated cash flow from operations and debt capacity exceed the financial requirements of its business, including the capital requirements for improving its operations and providing appropriate financial flexibility for general corporate purposes. Depending on the results of, and prospects for, its business, prevailing economic and market conditions and the market price of the shares, MGM MIRAGE currently intends to continue its stock repurchase program subsequent to the termination of the Offer, regardless of the number of shares MGM MIRAGE purchases in the Offer but subject to the number of shares authorized for repurchase under the stock repurchase program and subject to Commission Rules 13e-4 and 14e-5 which prohibit MGM MIRAGE and IW, or their respective affiliates, from purchasing any shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5.

IW’s Purpose of the Offer.  Through Infinity World Development Corp., a wholly-owned subsidiary of DW, DW has entered into a joint venture with a wholly owned subsidiary of MGM MIRAGE, which owns and has engaged affiliates of MGM MIRAGE to serve as its agents to manage, design, plan, develop, construct and operate the CityCenter project in Las Vegas, Nevada. DW made an initial contribution to the joint venture of approximately $2.96 billion in cash, approximately $2.47 billion of which was distributed to MGM MIRAGE and approximately $490 million of which was retained by the joint venture to fund near-term construction costs. DW and IW believe that the shares of MGM MIRAGE represent an attractive investment and that the Offer is consistent with its goal of making a significant minority investment in MGM MIRAGE. The Offer demonstrates DW’s and IW’s confidence in MGM MIRAGE and its commitment to a long-term investment in MGM MIRAGE. All of the shares which IW may acquire in the Offer will be held for investment purposes.

At this time, following completion of the Offer, IW expects to increase its ownership of shares beyond the 6,500,000 shares it may purchase pursuant to the Offer and the 19,548,838 shares that IW and its affiliates have previously purchased in a prior tender offer, a direct purchase from MGM MIRAGE and a direct purchase from The Lincy Foundation (each as described in Section 11) on such terms and at such times as it deems advisable. Any such increase in ownership would be subject to gaming authority approval and is not expected to result in ownership that exceeds 20% of the outstanding common stock of MGM MIRAGE.

In the ordinary course of its business, DW from time to time reviews the performance of its investments and considers possible strategies for enhancing value. As part of its ongoing review of its investment in the shares, IW and its affiliates will explore, from time to time, the possibilities of acquiring or disposing of additional shares. Any determination with respect to the acquisition or disposition of additional shares depends upon a variety of factors, including, without limitation, current and anticipated future trading prices for the shares, the financial condition, results of operation and prospects of MGM MIRAGE, tax considerations and general economic, financial market and industry conditions.

NONE OF MGM MIRAGE, IW, OUR RESPECTIVE AFFILIATES, MGM MIRAGE’S BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. NEITHER MGM MIRAGE, ITS BOARD OF DIRECTORS, IW NOR OUR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE TENDER OFFER, SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL. MGM MIRAGE HAS BEEN INFORMED THAT NONE OF ITS DIRECTORS, EXECUTIVE OFFICERS, OR PRINCIPAL STOCKHOLDER INTENDS TO TENDER ANY SHARES IN THE TENDER OFFER. NEITHER IW NOR ITS AFFILIATES INTENDS TO TENDER ANY SHARES IN THE TENDER OFFER.

Certain Effects of the Offer.  Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in MGM MIRAGE as a result of a partial tender of shares or a proration will continue to be owners of MGM MIRAGE. As a result, those stockholders will realize a proportionate increase in their relative equity interest in MGM MIRAGE and, thus, in MGM MIRAGE’s future earnings and assets, if any, and will bear the attendant risks associated with owning equity securities, including risks resulting from MGM MIRAGE’s purchase of shares. Tracinda Corporation, MGM MIRAGE’s principal stockholder, has advised MGM MIRAGE that it does not intend to participate in the Offer. IW and its affiliates have advised MGM MIRAGE that they do not intend to tender any of their shares in the Offer. The holdings of Tracinda Corporation, which owned approximately 52.4% of MGM MIRAGE’s outstanding shares as of January 14, 2008, would increase to approximately 53.9% assuming 8,500,000 shares are purchased by MGM MIRAGE in the Offer. Any shares purchased by IW in the Offer would continue to be issued and outstanding. The holdings of IW and its affiliates, which owned beneficially approximately 6.7% of MGM MIRAGE’s outstanding shares of common stock as of January 14, 2008, would increase to approximately 9.1% assuming that MGM MIRAGE purchases 8,500,000 shares and IW purchases 6,500,000 shares in the Offer.

Stockholders may be able to sell non-tendered shares in the future on The New York Stock Exchange or otherwise. There can be no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid in the Offer.

Shares that MGM MIRAGE acquires in this Offer will become treasury shares and will be available for MGM MIRAGE to issue in the future without further stockholder action (except as may be required by applicable law or rules of The New York Stock Exchange) for all purposes, such as the issuance of shares to employees upon the exercise of stock options or stock appreciation rights, the acquisition of other businesses or the raising of additional capital for use in its businesses. MGM MIRAGE has no current plans for the issuance of shares repurchased pursuant to this Offer.

The Offer will reduce the “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets) of MGM MIRAGE’s common stock. This reduction in the public float may result in greater volatility in stock prices and/or reduced liquidity in the trading market for the common stock following completion of the Offer.

Except as otherwise disclosed in this Offer to Purchase, neither MGM MIRAGE nor IW currently has plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving MGM MIRAGE or any of its subsidiaries;

•	any purchase, sale or transfer of an amount of its assets or any of its subsidiaries’ assets which is material to MGM MIRAGE and its subsidiaries, taken as a whole;

•	other than in connection with the election or appointment to MGM MIRAGE’S Board of Directors of persons who DW or its affiliates may designate in connection with the Direct Purchase described in Section 11, any material change in MGM MIRAGE’s present board of directors or management or any plans or proposals to change the number or the term of directors (although MGM MIRAGE may fill vacancies arising on the board) or to change any material term of the employment contract of any executive officer of MGM MIRAGE;

•	any material change in MGM MIRAGE’s present dividend policy, its capitalization, its corporate structure or its business;

•	MGM MIRAGE’s shares ceasing to be authorized to be listed on The New York Stock Exchange;

•	MGM MIRAGE’s shares becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of MGM MIRAGE’s obligation to file reports under Section 13 of the Exchange Act;

•	the acquisition or disposition by any person of MGM MIRAGE’s securities; or

•	any change in MGM MIRAGE’s certificate of incorporation or bylaws or other action that could impede the acquisition of control of MGM MIRAGE.

3.	Procedures for Tendering Shares

Valid Tender.  For a stockholder to make a valid tender of shares under the Offer:

(i) the depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Date:

•	a letter of transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message (see “— Book-Entry Transfer” below), and any other required documents; and

•	either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “— Book-Entry Transfer” below); or

(ii) the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedures we describe below.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

Book-Entry Transfer.  For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the depositary’s account at the book-entry transfer facility, the letter of transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the depositary at one of the addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against that participant.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF YOU PLAN TO MAKE DELIVERY BY MAIL, WE RECOMMEND THAT YOU DELIVER BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND OBTAIN PROPER INSURANCE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signature Guarantees.  No signature guarantee will be required on a letter of transmittal for shares tendered thereby if:

•	the “registered holder(s)” of those shares signs the letter of transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) The New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any letter of transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 5 to the letter of transmittal. If the certificates for shares are registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the letter of transmittal.

Guaranteed Delivery.  If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form we provide, is received by the depositary, as provided below, prior to the Expiration Date; and

•	the depositary receives, at one of the addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that notice of guaranteed delivery, either: (i) the certificates representing the shares being tendered together with (1) a letter of transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) in the case of any book-entry transfer of the shares being tendered which is effected in accordance with the book-entry transfer procedures we describe above under “— Book-Entry Transfer” within the same three-trading day period (1) either a letter of transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, (2) a book-entry confirmation relating to that transfer and (3) all other required documents.

For these purposes, a “trading day” is any day on which The New York Stock Exchange is open for business.

A notice of guaranteed delivery must be delivered to the depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery that is to be delivered to the depositary.

Other Requirements.  Notwithstanding any other provision hereof, payment for shares accepted for payment under the Offer will in all cases be made only after timely receipt by the depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those shares;

•	a letter of transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent’s message in lieu of a letter of transmittal; and

•	any other documents the letter of transmittal requires.

Accordingly, tendering stockholders may be paid at different times depending on when certificates representing, or book-entry confirmations respecting, their shares are actually received by the depositary.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES WE PURCHASE IN THE OFFER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity.  All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our respective reasonable discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, shares which may, in the opinion of our respective counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our respective interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding.

Backup U.S. Federal Income Tax Withholding.  Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to “backup withholding” at a rate of 28%, unless a stockholder that holds shares:

•	provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and any other required information; or

•	is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on cash payable under the Offer, each stockholder should provide the depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the letter of transmittal. Foreign stockholders should complete and sign the appropriate Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the depositary, in order to avoid backup withholding. See Instruction 9 to the letter of transmittal.

Lost Certificates.  If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the depositary at the toll-free number (800) 270-3449. The depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

WE WILL DECIDE, IN OUR RESPECTIVE REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PARTIES.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to 12:00 midnight, New York City time, on the Expiration Date. You may also withdraw your previously tendered shares at any time after 5:00 p.m., New York City time, on Monday, March 17, 2008, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•	specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3.

We will decide, in our respective reasonable discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also each reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of MGM MIRAGE, IW, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, MGM MIRAGE and IW will accept for payment and pay the purchase price for (and thereby purchase) up to a total of 15,000,000 shares (with up to 8,500,000 shares accepted by MGM MIRAGE and up to 6,500,000 shares accepted by IW) properly tendered and not properly withdrawn.

For purposes of the Offer, MGM MIRAGE or IW, as applicable, will be deemed to have accepted for payment (and therefore purchased), subject to the proration and conditional tender provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if MGM MIRAGE or IW, as applicable, gives oral or written notice to the depositary of its acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the depositary of:

•	certificates for shares, or of a timely book-entry confirmation of shares into the depositary’s account at the book-entry transfer facility,

•	a properly completed and duly executed letter of transmittal (or manually signed facsimile of the letter of transmittal), or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until approximately five to seven business days after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholders.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE, INCLUDING BUT NOT LIMITED TO, BY REASON OF ANY DELAY IN MAKING PAYMENT. IN ADDITION, IF CERTAIN EVENTS OCCUR, WE MAY NOT BE OBLIGATED TO PURCHASE SHARES PURSUANT TO THE OFFER. SEE SECTION 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 6 of the letter of transmittal.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 14 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-UNITED STATES STOCKHOLDERS.

6.	Conditional Tender of Shares

In the event of an over-subscription of the Offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a letter of transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the letter of transmittal. We urge each stockholder to consult with his or her own financial or tax advisors.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the tender offer expires, if more than an aggregate of 15,000,000 shares (or such greater number of shares resulting from MGM MIRAGE’s election, if any, at its sole discretion, to purchase more than 8,500,000 shares, subject to applicable law and regulatory restrictions), are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder (tendered pursuant to a letter of transmittal) below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender pursuant to the letter of transmittal and regarded as withdrawn as a result of proration will be returned at our expense.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 15,000,000 (or such greater number of shares resulting from MGM MIRAGE’s election, if any, at its sole discretion, to purchase more than 8,500,000 shares, subject to applicable law and regulatory restrictions), then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase collectively and in the aggregate 15,000,000 shares (or such greater number of shares resulting from MGM MIRAGE’s election, if any, at its sole discretion to purchase more than 8,500,000 shares, subject to applicable law and regulatory restrictions). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rules 13e-4(f) and 14e-1 of the Exchange Act, if at any time prior to the Expiration Date any of the following events occurs:

•	there shall have occurred (i) any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our respective reasonable judgment, would adversely affect, the extension of credit by banks or other financial institutions, (iii) a change of 10% or more in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor, (iv) the commencement of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States, (v) any decrease of 10% or more, measured from the close of trading on January 16, 2008 (the last trading day prior to the commencement of the Offer), in the market price for the shares or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, Nasdaq Composite Index, Dow Jones Industrial Average or the S&P 500 Composite Index, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•	any change (or condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of MGM MIRAGE or any of its subsidiaries or affiliates that, in our respective reasonable judgment, has a materially adverse effect on MGM MIRAGE or any of its subsidiaries or affiliates, or MGM MIRAGE or IW shall have become aware of any fact that, in our respective reasonable judgment, has a material adverse effect on the value of the shares;

•	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our respective reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect either of us or any of our respective affiliates;

•	there shall be threatened, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, including any gaming commission or other entities regulating the gaming industry, which (i) challenges or seeks to challenge, restrain or prohibit the making of the Offer, the acquisition by MGM MIRAGE or IW of the shares, or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in the ability of MGM MIRAGE or IW to accept for payment or pay for some or all of the shares, (iii) seeks to impose limitations on IW’s ability (or any affiliate of IW) to acquire or IW’s ability to hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by IW on all matters properly presented to MGM MIRAGE’s stockholders or IW’s or any of its affiliates’ ability to pledge or otherwise hypothecate the shares purchased by IW, (iv) would or might, in our respective reasonable judgment, prohibit, restrict or delay the consummation of the Offer, (v) in our respective reasonable judgment could materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of MGM MIRAGE or any of its subsidiaries or affiliates, (vi) otherwise directly or indirectly relates to the Offer or which otherwise, in our respective reasonable judgment, might adversely affect MGM MIRAGE or IW or any of its respective subsidiaries or affiliates or the value of the shares, or (vii) might result, in IW’s reasonable judgment, in a limitation of the benefits expected to be derived by IW as a result of the transactions contemplated by the Offer or the Joint Venture or the value of the shares to IW.

•	any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or either of us or any of our respective subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our respective reasonable judgment, (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares by MGM MIRAGE or IW thereunder, including any gaming commission or other entities regulating the gaming industry, (ii) would or might prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits to MGM MIRAGE or IW thereof including, in the case of IW, the exercise of voting or other stockholder rights with respect to the shares purchased pursuant to the Offer or the receipt of any distributions or other benefits of ownership of such shares to which owners of shares are entitled generally, or (iii) otherwise would reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our respective subsidiaries or affiliates;

•	a tender or exchange offer for any or all of MGM MIRAGE’s outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving MGM MIRAGE or any of its subsidiaries, has been announced or made by any person or has been publicly disclosed;

•	we learn that:

(1) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of MGM MIRAGE’s outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before January 16, 2008); or

(2) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before January 16, 2008 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of MGM MIRAGE’s outstanding shares other than as a result of this Offer;

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire MGM MIRAGE or any of its shares of common stock, or has made a public announcement reflecting an intent to acquire MGM MIRAGE or any of its subsidiaries or any of its respective assets or securities;

•	any approval, permit, authorization, favorable review or consent of any governmental, administrative or regulatory entity, agency or authority with jurisdiction, including the regulatory approvals described in Section 13, over the Offer or either of us or our respective affiliates, including over IW’s or its affiliates’ ownership of shares, shall not have been obtained on satisfactory terms in our respective reasonable discretion; which, in our respective reasonable judgment, in any such case, and regardless of the circumstances (including any action or inaction by us) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment; or

•	MGM MIRAGE determines that the consummation of the Offer and the purchase of the shares may (i) cause the shares to be held of record by less than 300 persons, or (ii) cause MGM MIRAGE’s common stock to be delisted from The New York Stock Exchange or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by either of us regardless of the circumstances giving rise to any condition, and may be waived by either of us (but only with respect to the obligation of the party waiving such condition to purchase shares in the Offer), in whole or in part, at any time and from time to time in our respective reasonable discretion before the expiration date of the Offer. For example, if any of the conditions is not satisfied but MGM MIRAGE, and not IW, waives such condition, MGM MIRAGE could purchase up to 10,000,000 shares (or, at its sole election, in excess of 10 million shares, subject to applicable law, regulatory restrictions and approval of the Board of Directors of MGM MIRAGE) in the Offer, and IW would not purchase any shares in the Offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

8.	Price Range of the Shares; Dividends

Price Range of the Shares.  MGM MIRAGE’s common stock is listed for trading on The New York Stock Exchange under the symbol “MGM.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on The New York Stock Exchange.

	High	Low

Fiscal year ended December 31, 2006
First quarter	$43.43	$35.26
Second quarter	46.15	38.14
Third quarter	40.92	34.20
Fourth quarter	59.51	39.82
Fiscal year ended December 31, 2007
First quarter	75.28	56.40
Second quarter	87.38	61.17
Third quarter	91.15	63.33
Fourth quarter	100.50	80.50
Fiscal year ending December 31, 2008
First quarter through January 16, 2008	84.92	65.40

On January 8, 2008, which was the last full trading day before we announced our intention to commence a tender offer for shares of MGM MIRAGE’s common stock, the last reported sales price of the shares reported by The New York Stock Exchange was $69.98 per share. On January 15, 2008, the last full trading day before we announced our intention to make the Offer for up to 15,000,000 shares at a fixed price of $80.00 per share, the closing price of the shares on The New York Stock Exchange was $66.47 per share. On January 16, 2008, which was the last full trading day before commencement of the Offer, the last reported sales price of the shares reported by The New York Stock Exchange was $70.57 per share. We urge stockholders to obtain a current market price for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

Dividends.  MGM MIRAGE has not paid dividends on its shares since the first quarter of 2000, and it currently intends to retain its earnings to, among other things, fund the operation of its business, service and repay its debt and make strategic investments, including, but not limited to, repurchase of its outstanding shares.

Stock Repurchase Program.  On December 4, 2007, the Board of Directors of MGM MIRAGE approved a new stock repurchase program authorizing MGM MIRAGE to purchase up to 20 million shares of MGM MIRAGE’s common stock. The purchases can be made from time to time through open market purchases, privately negotiated third party transactions or other transactions, including but not limited to tender offers, as market conditions warrant. MGM MIRAGE’s offer to purchase shares in this Offer is being made pursuant to such stock repurchase program. MGM MIRAGE’s Board of Directors authorized the repurchase of 20 million shares of its common stock in 2004 for a total of 40 million shares authorized for repurchase.

MGM MIRAGE has repurchased 21.85 million shares of its common stock through January 16, 2008, thereby leaving 18.15 million shares subject to repurchase under the stock repurchase program.

9.	Source and Amount of Funds

Assuming that 15,000,000 shares are tendered in the Offer, the aggregate purchase price will be $1.2 billion, with 8,500,000 of such shares tendered to be purchased by MGM MIRAGE and 6,500,000 of such shares tendered to be purchased by IW. The Offer is not subject to the receipt of financing.

MGM MIRAGE’s Source of Funds.  Assuming that MGM MIRAGE purchases 8,500,000 shares pursuant to the Offer at a price of $80.00 per share, MGM MIRAGE expects its aggregate cost will be $680 million, excluding expenses applicable to the Offering. MGM MIRAGE anticipates that it will pay for the shares purchased by it in the Offer primarily from borrowings under its senior credit facility.

The senior credit facility is governed by the Fifth Amended and Restated Loan Agreement, dated as of October 3, 2006, by and among MGM MIRAGE, MGM Grand Detroit, LLC, as co-borrower, Bank of America, N.A., as administrative agent, The Royal Bank of Scotland plc, as syndication agent, joint lead arranger, and joint book manager, Banc of America Securities LLC, as joint lead arranger and joint book manager, J.P. Morgan Securities Inc., Citibank North America, Inc., and Deutsche Bank Securities Inc., as joint book managers, and the other lenders and co-documentation agents named in such agreement. The senior credit facility provides for borrowings of up to $7.0 billion, consisting of a $2.5 billion term facility and a $4.5 billion revolving credit facility, in each case, maturing in 2011. MGM MIRAGE has the ability to solicit additional lender commitments to increase the available borrowing under the credit facility to $8.0 billion. The interest on the credit facility is based on the bank reference rate or Eurodollar rate. The senior credit facility is available to refinance existing debt, to refinance capital improvements and for working capital, acquisitions, investments in qualified investments and repurchase of common stock of MGM MIRAGE. As of January 16, 2008, MGM MIRAGE had approximately $3.89 billion of available borrowing capacity under the senior credit facility. MGM MIRAGE currently does not have any arrangement to finance or repay borrowing under the senior credit facility. The Offer is not conditioned upon receipt of financing.

IW’s Source of Funds.   Assuming that IW purchases 6,500,000 shares pursuant to the Offer, IW expects its aggregate cost, excluding IW’s expenses applicable to the Offer, will be $520 million.

On December 13, 2007, IW’s indirect subsidiary, Infinity World Investments LLC, entered into confirmation agreements (the “Confirmations”) with each of Credit Suisse International, Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc (the “Banks”) providing for committed financing to Infinity World Investments LLC, through share forward transactions and share swap transactions, of up to $1.2 billion in the aggregate to finance the acquisition of shares in open market or block purchases.

In connection with entering into the Confirmations, Infinity World Investments LLC entered into a Pledge Agreement (the “Pledge Agreement”) dated December 13, 2007 with Deutsche Bank Trust Company Americas, as collateral agent, and the Banks whereby, among other things, Infinity World Investments LLC agreed to grant a security interest in shares acquired or otherwise held by Infinity World Investments LLC to secure the obligations of Infinity World Investments LLC under the Confirmations.

Also on December 13, 2007, DW entered into a Liquidity Agreement (the “Liquidity Agreement”) with Deutsche Bank Trust Company Americas, as collateral agent, and the Banks whereby, among other things, DW has agreed to act as a liquidity provider and to purchase pledged shares under certain circumstances specified in the Liquidity Agreement in the event the advances outstanding under the Confirmations are accelerated.

In addition, on December 13, 2007, DW entered into a letter agreement regarding the upfront structuring fee for the Confirmations (the “Fee Letter”) with the Banks, whereby, among other things, Dubai World agreed to pay an upfront structuring fee in accordance with the terms of the Fee Letter.

As of the date hereof, Infinity World Investments LLC has obtained advances under the Confirmations in the aggregate amount of approximately $600 million, net of fees and expenses, the proceeds of which were used to fund the purchase by IW on December 24, 2007 of 5,000,000 shares from the Lincy Foundation (the “Lincy Purchase”). Advances under the Confirmations mature on December 12, 2008 and are secured by a pledge of shares pursuant to the Pledge Agreement. As of the date hereof, Infinity World Investments LLC has pledged 13.941 million shares to secure advances in connection with the Confirmations. The Confirmations provide for an annual interest rate based on 3-month LIBOR plus 2.25%, and also include customary events of default and termination rights, including as a result of changes in the loan-to-value ratio or if the daily liquidity of the shares falls below certain levels. The Banks would have customary remedies upon the occurrence of an event of default, including acceleration of the advances outstanding under the Confirmations and foreclosure of the pledged shares. If, after any acceleration of the obligations under the Confirmations, the Banks propose to foreclose on any pledged shares and those shares are not freely saleable, then the Banks may elect to cause DW to purchase the pledged shares pursuant to the Liquidity Agreement.

The above summary of the Confirmations, Liquidity Agreement, Pledge Agreement and Fee Letter is not intended to be complete and is qualified in its entirety by reference to the Confirmations, Liquidity Agreement, Pledge Agreement and Fee Letter attached to the Schedule TO as Exhibits (b)(1) — (b)(6) incorporated herein by reference.

Subject to receipt of applicable regulatory approvals, IW anticipates that it will pay for the shares tendered in the Offer and purchased by IW from advances made to Infinity World Investments LLC or IW under share forward transactions and share swap transactions with the Banks in either case secured by a pledge by IW of all or a portion of the shares acquired pursuant to the Lincy Purchase and the shares acquired pursuant to this Offer. IW currently does not have any plans or arrangements to finance or repay these advances. IW’s purchase of shares in the Offer, however, is not subject to financing as IW, through its parent DW, has working capital in an amount that is more than sufficient to pay the potential purchase price of $520 million for the 6,500,000 shares in the event that IW does not obtain the necessary regulatory approvals or financing.

Gaming regulators in the State of Michigan have restricted pledges by IW and its affiliates in excess of 5.0% of the outstanding shares unless IW or its affiliates obtain the prior approval of such Michigan gaming regulators for further pledges of shares in excess of such percentage. Infinity World Investments LLC has previously pledged 13.941 million shares under the Confirmations in connection with prior purchases of shares, which represents approximately 4.7% of the outstanding shares. IW intends to obtain the prior approval of the Michigan gaming regulators for further pledges of shares under the Confirmations or any similar financing arrangements. The Offer, however, is not conditioned upon receipt of financing. In the event that IW does not obtain such approval, IW anticipates that it will pay for the shares tendered in the offer and purchased by IW from available cash on hand. See Section 9.

10.	Certain Information Concerning MGM MIRAGE; Interest of Directors and Executive Officers of MGM MIRAGE

Certain Information Concerning MGM MIRAGE.  MGM MIRAGE is a Delaware corporation, incorporated on January 29, 1986. As of January 14, 2008, approximately 52.4% of the outstanding shares of the MGM MIRAGE’s common stock were owned by Tracinda Corporation, a Nevada corporation (“Tracinda”).

MGM MIRAGE is one of the world’s leading development companies with significant holdings in gaming, hospitality and entertainment. It owns and operates 17 properties located in Nevada, Mississippi and Michigan, and has 50% investments in four other properties in Nevada, New Jersey, Illinois and Macau. MGM MIRAGE is planning and developing major casino and non-casino resorts, separately and with partners in Las Vegas, Atlantic City, the People’s Republic of China and Abu Dhabi, U.A.E.

MGM MIRAGE anticipates that it will announce the preliminary results of operations for its fiscal year ended December 31, 2007 prior to the Expiration Date. Upon such announcement, you should carefully consider such preliminary results prior to deciding whether to tender your shares.

MGM MIRAGE’s principal executive office is located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and its telephone number is (702) 693-7120.

Interest of Directors and Executive Officers of MGM MIRAGE.  As of January 14, 2008, MGM MIRAGE had 293,786,061 issued and outstanding shares. The 15,000,000 shares that MGM MIRAGE and IW are offering to purchase hereunder represent approximately 5.1% of the shares outstanding on that date.

As of January 14, 2008, MGM MIRAGE’s directors and executive officers as a group (26 persons) beneficially owned 159,804,827 shares (including 5,609,737 shares underlying options or SARs exercisable within 60 days) or approximately 53.4% of the total outstanding shares (including 5,609,737 shares underlying options or SARs exercisable within 60 days) of MGM MIRAGE’s common stock on that date, and MGM MIRAGE’s principal stockholder beneficially owned 153,837,330 shares or approximately 52.4% of the total outstanding shares of MGM MIRAGE’s common stock on that date. In addition, as of January 14, 2008, DW, IW, and their affiliates, as a group, beneficially owned 19,548,838 shares or approximately 6.7% of the total outstanding shares of MGM MIRAGE’s common stock on that date. MGM MIRAGE’s executive officers, directors and principal stockholder and the affiliates of IW have advised MGM MIRAGE that they do not intend to tender any shares pursuant to the Offer. If MGM MIRAGE purchases 8,500,000 shares pursuant to the Offer (which shares, upon purchase by MGM MIRAGE, will no longer be deemed outstanding), and none of MGM MIRAGE’s executive officers, directors, or Tracinda Corporation tenders shares pursuant to the Offer, then, after the purchase of such shares by MGM MIRAGE pursuant to the Offer, MGM MIRAGE’s executive officers and directors as a group would beneficially own approximately 54.9% of the total shares of MGM MIRAGE’s common stock outstanding immediately after the Offer, and Tracinda Corporation would own approximately 53.9% of the total shares of MGM MIRAGE’s common stock outstanding immediately after the Offer. In addition, if MGM MIRAGE purchases 8,500,000 shares and IW purchases 6,500,000 shares pursuant to the Offer, DW, IW, and their affiliates, as a group, would own approximately 9.1% of MGM MIRAGE’s common stock outstanding immediately after the Offer.

The following table sets forth the number and percentage of shares of common stock owned, as of January 14, 2008, by (a) each of MGM MIRAGE’s present directors, (b) each of MGM MIRAGE’s present executive officers, (c) the principal stockholder, (d) DW, IW, and their affiliates as a group, and (e) all of MGM MIRAGE’s current directors and executive officers as a group. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person. Other than as set forth in Appendix A to this Offer to Purchase, none of MGM MIRAGE, its executive officers, its directors, or Tracinda Corporation has engaged in any transaction in the shares during the 60-day period prior to January 17, 2008. Information set forth in Appendix A attached hereto is incorporated herein by reference.

	Amount
	Beneficially	Percent of
Name and Address(1)	Owned(2)	Class(3)

Directors(4):
Robert H. Baldwin(5)	837,887	0.28%
Willie D. Davis	64,896	0.02%
Kenny G. Guinn	—	0.00%
Alexander M. Haig, Jr.	65,300	0.02%
Alexis Herman	19,300	0.01%
Ronald Hernandez	32,000	0.01%

	Amount
	Beneficially		Percent of
Name and Address(1)	Owned(2)		Class(3)

Gary N. Jacobs(6)	724,420		0.25%
Kirk Kerkorian(7)	153,837,330	(7)	52.36%
J. Terrence Lanni(8)	976,700		0.33%
Anthony Mandekic(7)	6,000		0.00%
Rose McKinney James	4,100		0.00%
James J. Murren(9)	2,325,324		0.79%
Ronald M. Popeil	123,200		0.04%
Daniel J. Taylor	—		0.00%
Melvin B. Wolzinger	75,800		0.03%
Other Executive Officers(10):
Daniel D’Arrigo — Executive Vice President and Chief Financial Officer	156,256		0.05%
Aldo Manzini — Executive Vice President and Chief Administrative Officer	40,000		0.01%
Robert Selwood — Executive Vice President and Chief Accounting Officer	142,000		0.05%
Alan Feldman — Senior Vice President — Public Affairs	57,384		0.02%
Bruce Gebhardt — Senior Vice President — Global Security	5,000		0.00%
Phyllis A. James — Senior Vice President and Senior Counsel	22,000		0.01%
Punam Mathur — Senior Vice President — Corporate Diversity and Community Affairs	12,000		0.00%
Cynthia Kiser Murphey — Senior Vice President — Human Resources	94,634		0.03%
Shawn Sani — Senior Vice President — Taxes	107,884		0.04%
Cathy Santoro — Senior Vice President — Treasurer	31,000		0.01%
Bryan Wright — Senior Vice President, Assistant General Counsel, and Assistant Secretary	44,412		0.02%
Principal Stockholder:
Tracinda Corporation	153,837,330	(7)	52.36%
150 South Rodeo Drive, Suite 250 Beverly Hills, California 90212
DW, IW, and their Affiliates(11):
Dubai World	19,548,838	(12)	6.65%
Infinity World (Cayman) Holding	19,548,838	(13)	6.65%
Infinity World Cayman L.P	19,548,838	(14)	6.65%
Infinity World Cayman Investments Corporation	14,548,838	(15)	4.95%
Infinity World Investments LLC	14,548,838		4.95%
All directors and executive officers as a group (27 persons)	159,804,827	(4),(10)	53.38%

(1)	Unless otherwise indicated, the address for the persons listed is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(2)	Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(3)	For purposes of calculating the percentage of outstanding shares beneficially owned by any person or group identified in the table above, the number of shares outstanding with respect to each person or group was deemed to be the sum of the total shares outstanding as of January 14, 2008 and the total number of shares subject to stock options and stock appreciation rights exercisable as of January 14, 2008 or that become exercisable within 60 days thereafter held by such person or group. The number of shares outstanding as of January 14, 2008 was 293,786,061.

(4)	Included in these amounts are shares underlying options and stock appreciation rights that are exercisable as of January 14, 2008 or become exercisable within 60 days thereafter, held as follows:

Shares
Underlying
Options
Name	and SARs

Mr. Baldwin	807,187
Mr. Davis	32,250
Mr. Guinn	—
Mr. Haig	64,500
Ms. Herman	17,500
Mr. Hernandez	27,500
Mr. Jacobs	677,800
Mr. Kerkorian	—
Mr. Lanni	940,000
Mr. Mandekic	4,000
Ms. McKinney-James	4,000
Mr. Murren	2,230,000
Mr. Popeil	64,500
Mr. Taylor	—
Mr. Wolzinger	64,500

(5)	Mr. Baldwin is also the Chief Design and Construction Officer of MGM MIRAGE and President and Chief Executive Officer of CityCenter.

(6)	Mr. Jacobs is also Executive Vice President, General Counsel, and Secretary of MGM MIRAGE.

(7)	Shares are owned by Tracinda, which is wholly owned by Mr. Kerkorian. Mr. Kerkorian, who is the Chairman, President and Chief Executive Officer and sole director of Tracinda Corporation, and Mr. Mandekic, who is the Treasurer and Secretary of Tracinda Corporation, are the sole officers of Tracinda Corporation.

(8)	Mr. Lanni is also the Chairman and Chief Executive Officer of MGM MIRAGE.

(9)	Mr. Murren is also the President and Chief Operating Officer of MGM MIRAGE.

(10)	Included in these amounts are shares underlying options and stock appreciation rights that are exercisable as of January 14, 2008 or become exercisable within 60 days thereafter, held as follows:

Shares
Underlying
Options
Name	and SARs

Mr. D’Arrigo	152,000
Mr. Manzini	40,000
Mr. Selwood	136,000
Mr. Feldman	54,000
Mr. Gebhardt	5,000
Ms. James	22,000
Ms. Mathur	12,000
Ms. Murphey	82,000
Mr. Sani	102,000
Ms. Santoro	31,000
Mr. Wright	40,000

(11)	The address for each of DW, IW, and their Affiliates is Emirates Towers, Level 47, Sheikh Zayed Road, Dubai, United Arab Emirates.

(12)	Includes 14,548,838 shares of common stock held by Infinity World Investments LLC, an indirect wholly-owned subsidiary of DW, and 5,000,000 shares of common stock held by IW.

(13)	Includes 14,548,838 shares of common stock held by Infinity World Investments LLC, an indirect wholly-owned subsidiary of IW, and 5,000,000 shares of common stock held by IW. Infinity World (Cayman) Holding is a general partner of IW, and thus may be deemed to have sole power to direct the voting and disposition of the shares held by IW.

(14)	Includes 14,548,838 shares of common stock held by Infinity World Investments LLC, an indirect wholly-owned subsidiary of IW.

(15)	Includes 14,548,838 shares of common stock held by Infinity World Investments LLC, a direct wholly-owned subsidiary of Infinity World Cayman Investments Corporation.

Employment Agreements of MGM MIRAGE with Messrs. Lanni, Murren, Baldwin, and Jacobs.  On September 16, 2005, MGM MIRAGE entered into new employment agreements with each of Messrs. Lanni, Murren, Baldwin, and Jacobs. Each of such employment agreements provides for a term through January 4, 2010 and an annual base salary of $2,000,000 for Mr. Lanni; $1,500,000 for Mr. Baldwin; $1,500,000 for Mr. Murren; and $700,000 for Mr. Jacobs.

MGM MIRAGE may terminate any of such employment agreements for good cause, which includes termination for death or disability. If the termination is for good cause other than for death or disability, such executive officer will be entitled to exercise his vested share-based awards in accordance with their terms as of the date of termination, but MGM MIRAGE will have no further obligations to such executive officer.

If the agreement is terminated as a result of death or disability, the executive officer (or his beneficiary) will be entitled to receive his salary for a 12-month period following such termination and a prorated portion of any bonus attributable to the fiscal year in which the death or disability occurs. Additionally, the executive officer (or his beneficiary) will be entitled to exercise those of his unexercised share-based awards that would have vested as of the first anniversary of the date of termination, and any shares of restricted stock will immediately vest.

If MGM MIRAGE terminates any of the employment agreements for other than good cause, MGM MIRAGE will pay the executive officer’s salary for the remaining term of the agreement and his bonus during the 12-month period (or shorter period if the termination occurs within the last year of the term) during which he is restricted from working for or otherwise providing services to a competitor of MGM MIRAGE. Additionally, each of the employment agreements provide that for the remainder of the term, (i) all unvested share-based awards will vest in accordance with their terms, (ii) MGM MIRAGE will provide contributions, on the executive officer’s behalf, to the Deferred Compensation Plan (“DCP”) and Supplemental Executive Retirement Plan (“SERP”) and (iii) certain other employee benefits, such as health and life insurance will continue. Notwithstanding the foregoing, all compensation and benefits are subject to mitigation if the executive officer works for or otherwise provides services to a third party.

If the executive seeks to terminate his employment agreement for good cause, he must give MGM MIRAGE 30 days notice to cure the breach. If such breach is not cured (and MGM MIRAGE does not invoke its right to arbitration), the termination will be treated as a termination for other than good cause by MGM MIRAGE as described in the preceding paragraph. However, if MGM MIRAGE invokes its arbitration right, the executive officer must continue to work until the matter is resolved, otherwise it becomes a termination by him without cause.

If there is a change of control of MGM MIRAGE, all of the executive officer’s unvested share-based awards will fully vest. Furthermore, the executive officer may terminate his employment agreement upon delivery of 30 days prior notice to MGM MIRAGE, no later than 90 days following the date of the change of control. In such event, MGM MIRAGE will pay the executive officer a lump sum amount equal to the sum of (x) his unpaid salary through the end of the term of the agreement, and (y) an amount in lieu of his bonus (the calculation of which is further described therein). Additionally, through the end of the term, MGM MIRAGE will provide contributions, on his behalf, to the SERP and DCP in accordance with their terms, and certain employee benefits, such as health and life insurance.

Employment Agreement of MGM MIRAGE with Mr. D’Arrigo.  On December 3, 2007, MGM MIRAGE entered into a new employment agreement with Mr. D’Arrigo, which provides for a term through September 10, 2011 and an annual base salary of $500,000. This agreement allows MGM MIRAGE to terminate the employment agreement for good cause, which includes death or disability. If the termination is for good cause, Mr. D’Arrigo will be entitled to exercise his vested share-based awards in accordance with their terms as of the date of termination, but MGM MIRAGE will have no further obligations to him. If the agreement is terminated as a result of death or disability, Mr. D’Arrigo (or his beneficiary) will be entitled to receive his salary for a 3-month period following such termination.

If MGM MIRAGE terminates Mr. D’Arrigo’s employment agreement without cause, MGM MIRAGE will pay his salary for the remaining term of the agreement and maintain him as a participant in all health and insurance programs in which he and his dependents are then participating for the remaining term of the agreement, or until such benefits are provided by another employer. However, while Mr. D’Arrigo will not be eligible for a discretionary bonus or new grants of stock options, SARs or other stock based compensation, previously granted stock options, SARs or other stock based compensation will continue to vest for a specified period. Notwithstanding the foregoing, all compensation and benefits are subject to mitigation if Mr. D’Arrigo works for or otherwise provides services to a third party.

If Mr. D’Arrigo seeks to terminate his employment agreement for good cause, he must give MGM MIRAGE 30 days notice to cure the breach or dispute the fact that good cause exists, in which case the dispute will be resolved by arbitration and the agreement will continue in full force until the matter is resolved. If this agreement is terminated by Mr. D’Arrigo for good cause, he will be entitled to exercise his vested but unexercised stock options to acquire stock, SARs or other stock based compensation, if any, upon compliance with the terms and conditions required to exercise such options, SARs or other stock based compensation.

If there is a change of control of MGM MIRAGE, all of Mr. D’Arrigo’s unvested share-based awards will fully vest.

MGM MIRAGE’s Board Compensation.  Directors who are compensated as full-time employees of MGM MIRAGE or its subsidiaries receive no additional compensation for service on the Board of Directors or its committees. Each director who is not a full-time employee of MGM MIRAGE or its subsidiaries is paid $50,000 per annum, plus $1,500 for each Board meeting attended (regardless of whether such Board meeting is attended in person or telephonically). The Chair of the Audit Committee of the Board of Directors receives an annual fee of $25,000 plus a fee of $2,500 per meeting attended. Each other member of the Audit Committee receives $1,500 for each meeting attended. The Chair of the Compensation Committee of the Board of Directors receives a fee of $1,500 per meeting attended. Each other member of the Compensation Committee receives $1,000 for each meeting attended. The Chair of the Diversity Committee of the Board of Directors receives an annual fee of $10,000 plus a fee of $2,500 per meeting attended. Each other member of the Diversity Committee receives $1,500 for each meeting attended. The presiding director of the Board receives an annual fee of $20,000. Each non-management member of the Executive Committee receives $1,500 per meeting of the Executive Committee attended. Directors are also reimbursed expenses for attendance at Board and Committee meetings. The foregoing fees are paid quarterly.

MGM MIRAGE 2005 Omnibus Incentive Plan.  The MGM MIRAGE 2005 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), approved by the stockholders of MGM MIRAGE, allows for the issuance of various forms of equity-based compensation, such as stock options, stock appreciation rights and restricted stock. The Compensation Committee of MGM MIRAGE administers all aspects of the Omnibus Incentive Plan and is the only authorized body that can grant equity-based awards. Under the Omnibus Incentive Plan, MGM MIRAGE is authorized to issue 20 million shares of its common stock, approximately 2.9 million of which remain available for issuance pursuant to awards made under the Omnibus Incentive Plan.

MGM MIRAGE’s Deferred Compensation Plan.  DCP allows participants to defer, on a pre-tax basis, a portion of their salary and bonus and accumulate tax deferred earnings, plus investment earnings on the deferred balances, as a retirement fund. Participants receive a match from MGM MIRAGE of up to 4% of salary, net of any match from MGM MIRAGE received under its 401(k) plan. All employee deferrals vest immediately. MGM MIRAGE’s matching contributions vest ratably over a three-year period.

MGM MIRAGE’s Supplemental Executive Retirement Plan.  MGM MIRAGE’s SERP is a nonqualified plan under which MGM MIRAGE makes quarterly contributions that are intended to provide a retirement benefit that is a fixed percentage of a participant’s estimated final five-year average annual salary, up to a maximum of 65%. MGM MIRAGE’s contributions and investment earnings on the contributions are tax-deferred and accumulate as a retirement fund. Employees do not make contributions under this plan. A portion of contributions by MGM MIRAGE and investment earnings thereon vests after three years of SERP participation and the remaining portion vests after both five years of SERP participation and ten years of continuous service. The plan provides for defined contributions and the amount of the benefit is not guaranteed.

MGM MIRAGE’s Annual Performance-Based Incentive Plan.  The MGM MIRAGE Annual Performance-Based Incentive Plan (the “Incentive Plan”) is an annual bonus plan designed to provide certain senior executive officers with incentive compensation based upon the achievement of pre-established performance goals and to qualify as a performance-based compensation plan under Section 162(m) of the Code. The Chief Executive Officer and other executive officers of MGM MIRAGE who are among the four most highly compensated executive officers are eligible to participate in the Incentive Plan. The Incentive Plan is administered by the Compensation Committee of MGM MIRAGE. The Compensation Committee adopts performance goals on an annual basis, including specific performance objectives, and establishes computation formulae or methods for determining each participant’s non-equity incentive award for that year under the Incentive Plan. Once the performance goals and individual participation percentages have been set, the Compensation Committee has no discretion to increase the amount of any participant’s non-equity incentive award payable under the plan as determined by the formulae. However, even if the performance goals are met for any particular year, the Compensation Committee has the authority to reduce or totally eliminate any participant’s non-equity incentive award.

Where You Can Find More Information.  MGM MIRAGE is subject to the informational filing requirements of the Exchange Act and, accordingly, is obligated to file reports, statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates, concerning MGM MIRAGE’s directors and officers, their remuneration, options granted to them, the principal holders of MGM MIRAGE’s securities and any material interest of these persons in transactions with MGM MIRAGE is required to be disclosed in proxy statements distributed to MGM MIRAGE’s shareholders and filed with the SEC. We also have filed a Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of material filed with the SEC may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like MGM MIRAGE that file electronically with the SEC. MGM MIRAGE also maintains a website at www.mgmmirage.com.

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The offer incorporates by reference the documents listed below that have been previously filed with the SEC (excluding information furnished rather than filed).

MGM MIRAGE incorporates by reference the documents listed below and any future filings made with the SEC by MGM MIRAGE under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Expiration Date:

•	MGM MIRAGE’s Annual Report on Form 10-K for the year ended December 31, 2006;

•	MGM MIRAGE’s Definitive Proxy Statement filed with the SEC on April 23, 2007;

•	MGM MIRAGE’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007, and September 30, 2007; and

•	MGM MIRAGE’s Current Reports on Form 8-K (to the extent filed and not furnished with the SEC) filed with the SEC on February 15, 2007, March 23, 2007, April 13, 2007, April 18, 2007, April 27, 2007, May 10, 2007, May 17, 2007, June 1, 2007, July 13, 2007, August 27, 2007, August 27, 2007 (as amended on September 13, 2007), September 13, 2007, October 23, 2007, November 21, 2007, December 7, 2007, and December 31, 2007.

All documents and reports filed by MGM MIRAGE pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Offer to Purchase but prior to the Expiration Date are deemed to be incorporated by reference in this Offer to Purchase from the date of filing of such documents or reports, except as to any portion of any future annual or quarterly reports or proxy statements which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Offer to Purchase will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Offer to Purchase modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Any person receiving a copy of this Offer to Purchase may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference by MGM MIRAGE except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: Gary N. Jacobs, Executive Vice President, General Counsel and Secretary, MGM MIRAGE, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109; telephone number: (702) 693-7120. A copy will be provided by first class mail or other equally prompt means after receipt of your request.

11.	Certain Information Concerning DW, IW and their Affiliates; Background of the Offer; Past Contacts, Negotiations and Transactions; Transactions and Arrangements Concerning the Shares

Information Concerning DW, IW and their Affiliates.

Infinity World (Cayman) L.P., a Cayman Islands limited partnership, is an indirect wholly owned subsidiary of DW. DW, a Dubai, United Arab Emirates government decree entity, is one of the world’s largest privately-held real estate developers, with expertise in large-scale, luxury hotel and resort properties.

The principal executive office and business address of IW, DW and their affiliated entities is located at Emirates Towers, Level 47, Sheikh Zayed Road, Dubai, United Arab Emirates, and the telephone number of DW, IW and their affiliates at that address is +971 4 3903800.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of DW and of each of the directors and executive officers of the general partner of IW are set forth in Appendix B hereto and incorporated herein by this reference. To the best of IW’s knowledge, none of the persons listed in Appendix B has, during the past five (5) years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

While IW does not believe that the financial condition of IW or DW are material to your decision whether to tender shares in this Offer, IW is providing you the following financial and other information regarding IW and DW.

DW is a decree entity of the Government of Dubai and 100% owned by the Government of Dubai. DW was established in March 2006 to serve as a holding company that manages and supervises a previously-established diverse portfolio of businesses, investments and projects of the Government of Dubai. These include: Istithmar World, a leading investor in the consumer, financial services, industrial and real estate sectors (and which purchased Barneys New York); Nakheel PJSC, a leading project development firm with

16 major projects under development around the world, including the Palm Islands and the World Islands in Dubai; and DP World, a leader in international marine operations and development, logistics and related services, and the operator of 42 marine terminals in 22 countries. Other investments include Economic Zone World, Dubai Dry Docks World, Dubai Multi Commodity Center, Limitless World and Dubai Maritime City.

DW’s long term investment activity includes: (i) minority equity investments for which it often obtains board representation commensurate with the size of its investment allowing it to participate in but not control decision-making of the enterprise in which it has invested, (ii) joint venture investments in enterprises DW jointly controls and/or for which it obtains special major decision approval rights and (iii) the acquisition of 100% ownership of businesses and properties which it controls and operates.

Under the laws of Dubai, DW is not required to, and does not currently, maintain and accordingly does not have available, consolidated financial statements, balance sheets or income statements of DW. DW is currently in the process of preparing audited financial statements. This audit, however, has not been completed yet and, therefore, no current information is available. However, based on DW’s unaudited pro forma consolidated combined financial information, at December 31, 2006, DW had total consolidated combined assets of approximately $65 billion and total consolidated combined equity of approximately $29.8 billion, and for the 12-month period ending on December 31, 2006, total consolidated combined revenues for DW were approximately $94 billion, resulting in total consolidated combined net income of approximately $1 billion. The foregoing pro forma consolidated combined financial information represents DW’s good faith estimates of such information, but has not been audited, reviewed or compiled by DW’s independent accounting firm, nor has such information been prepared in accordance with an established body of accounting standards and uniform accounting policies.

IW is a wholly-owned indirect subsidiary of DW. Other than this Offer, IW has to date engaged in no business activities other than its acquisition of shares pursuant to the Lincy Purchase and in connection with the organization of Infinity World Investments LLC and Infinity World Development Corp, a corporation formed to acquire a 50% ownership interest in the joint venture that owns and has engaged affiliates of MGM MIRAGE to serve as its agents to operate the CityCenter project. IW has no assets other than the shares purchased pursuant to the Lincy Purchase. DW will further capitalize IW only to the extent necessary to fund the purchase of shares to be purchased in this Offer. Following consummation of this Offer, it is expected that IW will own no assets other than the shares purchased by it pursuant to this Offer and the Lincy Purchase and the entire equity interests in Infinity World Cayman Investments Corporation and Infinity World Development Corp. Other than those liabilities that may be incurred in connection with any financing obtained to fund the purchase of shares pursuant to this Offer and the Lincy Purchase, IW does not have any other liabilities and following consummation of this Offer, it is expected that they will not have any other liabilities.

IW incorporates by reference the documents listed below and any future filings made with the SEC by IW and its affiliates under Section 13(d) of the Exchange Act prior to the Expiration Date:

•	Schedule TO filed with the SEC on August 24, 2007, as amended by Amendment No. 1 filed on August 28, 2007, Amendment No. 2 filed on September 25, 2007, Amendment No. 3 filed on October 1, 2007, Amendment No. 4 filed on October 5, 2007, and Amendment No. 5 filed on October 8, 2007; and

•	Schedule 13D filed with the SEC on December 28, 2007, as amended by Amendment No. 1 filed on January 16, 2008.

All documents and reports filed by IW and its affiliates pursuant to Section 13(d) of the Exchange Act after the date of this Offer to Purchase but prior to the Expiration Date are deemed to be incorporated by reference in this Offer to Purchase from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Offer to Purchase will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Offer to Purchase modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Any person receiving a copy of this Offer to Purchase may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference by IW except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: Dubai World, c/o Abdul Wahid A. Rahim Al Ulama, Emirates Towers, Level 47, Sheikh Zayed Road, Dubai, United Arab Emirates, telephone: 971 4 3903800. A copy will be provided by first class mail or other equally prompt means after receipt of your request.

Background of the Offer.  On December 4, 2007, MGM MIRAGE’s Board of Directors approved a stock repurchase program for the repurchase by MGM MIRAGE of up to 20,000,000 shares (in addition to the 220,000 shares then available for repurchase under a prior stock repurchase program) through open market purchases, privately negotiated third party transactions or other transactions, including but not limited to tender offers, as market conditions warrant.

On January 8, 2008, MGM MIRAGE’s Board of Directors approved a tender offer for the purchase by MGM MIRAGE of up to 10,000,000 shares pursuant to a modified “Dutch Auction” in a price range of $75.00 to $80.00 per share. In addition, the Board of Directors of MGM MIRAGE approved such tender offer being conducted jointly with IW or its affiliates on a several basis. On January 8, 2008, representatives of IW and MGM MIRAGE conducted discussions on the terms of MGM MIRAGE’s proposal for a joint tender offer and the possibility of IW’s participation in such offer. Following such discussions, IW agreed to participate in such offer and representatives of MGM MIRAGE and IW issued a joint press release announcing the proposed joint tender offer prior to commencement of trading on The New York Stock Exchange on January 9, 2008. On January 14, 2008, representatives of MGM MIRAGE and IW discussed increasing the aggregate number of shares sought by MGM MIRAGE and IW to 15,000,000 and fixing the offer price at $80.00 share. On January 15, 2008, the Board of Directors of MGM MIRAGE approved a joint tender offer for 15,000,000 shares at a fixed purchase price of $80.00 per share in which IW would purchase up to 6,500,000 shares and MGM MIRAGE would purchase up to 8,500,000 shares. Representatives of MGM MIRAGE and IW issued a joint press release announcing the terms of the Offer prior to commencement of trading on The New York Stock Exchange on January 16, 2008.

Past Contacts, Negotiations and Transaction; Transactions and Arrangements Concerning the Shares.

DW indirectly owns equity interests in Kerzner International Holdings Limited and Istithmar PJSC. On September 10, 2007, Kerzner Istithmar Las Vegas LLC, a Delaware limited liability company and a joint venture of Kerzner International Holdings Limited and Istithmar PJSC, entered into a limited liability company operating agreement with IKM MGM, LLC, a Nevada limited liability company and a wholly-owned subsidiary of MGM MIRAGE, in connection with the formation of IKM JV, LLC, a Nevada limited liability company, for the purposes of developing a multi-billion dollar integrated resort property on the Las Vegas Strip. It is anticipated that, in connection with the joint venture, a wholly owned subsidiary of MGM MIRAGE will contribute land valued at approximately $800 million, and a joint venture of Kerzner International Holdings Limited and Istithmar PJSC will contribute capital of approximately $600 million, to the joint venture.

Except for the Prior Offer, as defined below, the Direct Purchase, as defined below, the Lincy Purchase, and as otherwise set forth in this Offer to Purchase, during the past two years, none of IW, DW or any of their affiliated entities, nor, to the best of IW’s knowledge, any of the persons listed on Appendix B hereto, has had any business relationship or transaction with MGM MIRAGE or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except for the Prior Offer, the Direct Purchase, the Lincy Purchase and as otherwise set forth in this Offer to Purchase, none of IW, DW or any of their affiliated entities nor any of their directors, members, managers, executive officers or affiliates, nor any of their respective associates or majority-owned subsidiaries, beneficially owns any MGM MIRAGE securities or has effected any transactions in MGM MIRAGE securities during the past sixty days. Except for the Prior Offer, the Direct Purchase, the Lincy Purchase and as otherwise set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between IW, DW or any of their affiliated entities or, to the best of IW’s knowledge, any of the persons listed on Appendix B to this Offer to Purchase, on the one hand, and MGM MIRAGE or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, or the election of directors or a sale or other transfer of a material amount of assets.

Joint Venture

On August 21, 2007, MGM MIRAGE (through its subsidiary) and Infinity World Development Corp, a wholly-owned subsidiary of DW, entered into an agreement in connection with the formation of a joint venture (the “Joint Venture”) which owns and, as described below, has engaged affiliates of MGM MIRAGE to serve as its agents to manage, design, plan, develop, construct and operate the CityCenter project. Pursuant to a Limited Liability Company Agreement, dated August 21, 2007 and as amended on November 15, 2007 and December 31, 2007 (the “JV LLC Agreement”), MGM MIRAGE contributed certain assets and/or equity of its affiliated entities holding the assets of, and engaged in, the CityCenter project to the Joint Venture, and DW made capital contributions to the Joint Venture. Pursuant to the JV LLC Agreement, DW made an initial contribution to the Joint Venture of approximately $2.96 billion in cash, approximately $2.47 billion of which was distributed to MGM MIRAGE and approximately $490 million of which was retained by the Joint Venture to fund near-term construction costs. MGM MIRAGE will receive an additional $100 million, subject to adjustment based on completion of construction on budget and on schedule, from DW. Each of DW and MGM MIRAGE has a fifty percent interest in the Joint Venture.

In connection with the Joint Venture and on November 15, 2007, the Joint Venture (through its subsidiaries) and MGM MIRAGE (directly and through its subsidiaries) entered into a Development Management Agreement, pursuant to which a subsidiary of MGM MIRAGE will manage the development, construction, sales, leasing and marketing of the CityCenter project.

In connection with the Joint Venture and on November 15, 2007, the Joint Venture (through its subsidiaries), and MGM MIRAGE (directly and through its subsidiaries) also entered into various Operations Management Agreements pursuant to which affiliates of MGM MIRAGE (the “Operations Managers”) will manage and conduct the business of the CityCenter project. The Operations Managers will act as exclusive agents for the Joint Venture in procuring the management, administration, control and conduct of all aspects of the business of the CityCenter project.

Prior Tender Offer

In connection with the Joint Venture and in order to obtain a significant minority interest in MGM MIRAGE, on August 24, 2007, Infinity World Investments LLC, a Nevada limited liability company and an indirect wholly-owned subsidiary of IW, commenced a third party tender offer pursuant to which it announced its intention to purchase up to 14,200,000 shares at a price of $84.00 net per share from the stockholders of MGM MIRAGE in accordance with the terms and conditions set forth in an offer to purchase and related documents (the “Prior Offer”). The Prior Offer expired on October 5, 2007. On October 8, 2007, Infinity World Investments LLC purchased all 348,838 shares tendered pursuant to the Prior Offer for an aggregate purchase price of $29,302,392.

Company Stock Purchase And Support Agreement

Infinity World Investments LLC and MGM MIRAGE entered into a Company Stock Purchase and Support Agreement, dated August 21, 2007 and as amended on October 17, 2007, pursuant to which MGM MIRAGE sold 14,200,000 shares of MGM MIRAGE’s common stock at a per share purchase price of $84.00 to Infinity World Investments LLC (the “Direct Purchase”), for an aggregate purchase price of $1.1928 billion. Infinity World Investments LLC and MGM MIRAGE consummated the Direct Purchase on October 18, 2007.

Registration Rights

MGM MIRAGE has previously filed, and currently has effective, a registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Shelf Registration”). Under the Company Stock Purchase and Support Agreement, MGM MIRAGE has prepared and filed a prospectus supplement to the Shelf Registration (the “Prospectus Supplement”) which allows Infinity World Investments LLC to include the 348,838 shares that it purchased pursuant to the Prior

Offer and the 14,200,000 shares it purchased from MGM MIRAGE on October 18, 2007 for resale pursuant to the Shelf Registration (the “Shelf Registration Right”). Under the Company Stock Purchase and Support Agreement, Infinity World Investments LLC also has the right (the “Piggyback Registration Right”) to require MGM MIRAGE to include the shares of MGM MIRAGE’s common stock it owns in any registered offerings of shares of common stock for cash proposed by MGM MIRAGE. Expenses relating to the exercise of the Piggyback Registration Right and the Shelf Registration Right will generally be payable by MGM MIRAGE.

Preemptive Rights and Rights With Respect to Further Acquisitions of Shares

Under the Company Stock Purchase and Support Agreement, Infinity World Investments LLC has a preemptive right to acquire any shares that MGM MIRAGE proposes to sell (other than shares issued under a qualified incentive plan) from time to time in order to maintain Infinity World Investments LLC’s percentage ownership of shares as calculated at the time MGM MIRAGE proposes to sell such shares. This right expires on the date when Infinity World Investments LLC and its affiliates own fewer than five percent (5%) of the outstanding shares of MGM MIRAGE’s common stock. The preemptive right may be transferred to any affiliate of Infinity World Investments LLC, including IW.

Standstill

Infinity World Investments LLC and its affiliates, as a group, have agreed to refrain from acquiring beneficial ownership of shares of MGM MIRAGE’s common stock in excess of twenty percent (20%) of the total outstanding shares, subject to certain exceptions set forth in the Company Stock Purchase and Support Agreement.

Rights Relating to MGM MIRAGE’s Board of Directors

As long as IW and its affiliates, as a group, maintain ownership of at least five percent (5%) of MGM MIRAGE’s outstanding shares, they will have the right, as a group, to designate one nominee for election to serve on MGM MIRAGE’s Board of Directors. In the event that they, as a group, beneficially own at least twelve percent (12%) of the total outstanding shares of MGM MIRAGE’s common stock and as long as the agreement governing the Joint Venture has not been terminated, they will have the right, as a group, to designate a number of nominees for election to serve on MGM MIRAGE’s Board of Directors equal to the product (rounded down to the nearest whole number) of (i) the percentage of the outstanding shares beneficially owned by them as a group multiplied by (ii) the total number of directors authorized to serve on MGM MIRAGE’s Board of Directors. MGM MIRAGE’s Board of Directors is required to nominate each one of Infinity World Investments LLC’s nominees for election to serve on the Board of Directors and to recommend that MGM MIRAGE’s stockholders elect each of their nominees.

Upon obtaining certain requisite authorizations from gaming authorities with regulatory authority over the ownership by IW and its affiliates of the shares of MGM MIRAGE’s common stock and IW’s and its affiliates’ ability to nominate directors of MGM MIRAGE, IW and its affiliates intend to exercise their right pursuant to the Company Stock Purchase and Support Agreement to designate a nominee for election to serve on MGM MIRAGE’s Board of Directors.

General

In other respects, the Company Stock Purchase and Support Agreement contains terms that are customary to agreements of its type.

Stockholder Support Agreement

On August 21, 2007, Tracinda Corporation and Infinity World Investments LLC, entered into a Stockholder Support Agreement (the “Stockholder Support Agreement”). The Stockholder Support Agreement provides, among other things, that Tracinda Corporation will vote its shares of MGM MIRAGE’s common stock in favor of persons nominated by Infinity World Investments LLC to serve on MGM MIRAGE’s Board of Directors pursuant to the Company Stock Purchase and Support Agreement.

Lincy Stock Purchase Agreement

On December 18, 2007, IW entered into a Stock Purchase Agreement with The Lincy Foundation pursuant to which IW obtained the right to acquire beneficial ownership of 5,000,000 shares from The Lincy Foundation for a total purchase price of $424,000,000, or $84.80 per share. IW and the Lincy Foundation consummated the Lincy Purchase on December 24, 2007.

As of January 14, 2008, IW and its affiliates own 19,548,838 shares.

Share Forward Transactions and Share Swap Transactions

On December 13, 2007, IW’s indirect subsidiary, Infinity World Investments LLC, entered into the Confirmations with the Banks providing for committed financing to Infinity World Investments LLC, through share forward transactions and share swap transactions, of up to $1.2 billion in the aggregate to finance the acquisition of shares in open market or block purchases.

In connection with entering into the Confirmations, Infinity World Investments LLC entered into the Pledge Agreement with Deutsche Bank Trust Company Americas, as collateral agent, and the Banks whereby, among other things, Infinity World Investments LLC agreed to grant a security interest in shares acquired or otherwise held by Infinity World Investments LLC to secure the obligations of Infinity World Investments LLC under the Confirmations.

Also on December 13, 2007, DW entered into the Liquidity Agreement with Deutsche Bank Trust Company Americas, as collateral agent, and the Banks whereby, among other things, DW has agreed to act as a liquidity provider and to purchase pledged shares under certain circumstances specified in the Liquidity Agreement in the event the advances outstanding under the Confirmations are accelerated.

In addition, on December 13, 2007, DW entered into the “Fee Letter” with the Banks, whereby, among other things, Dubai World agreed to pay an upfront structuring fee in accordance with the terms of the Fee Letter.

As of the date hereof, Infinity World Investments LLC has obtained advances under the Confirmations in the aggregate amount of approximately $600 million, net of fees and expenses, the proceeds of which were used to fund the Lincy Purchase. Advances under the Confirmations mature on December 12, 2008 and are secured by a pledge of shares pursuant to the Pledge Agreement. As of the date hereof, Infinity World Investments LLC has pledged 13.941 million shares to secure advances in connection with the Confirmations. The Confirmations provide for an annual interest rate based on 3-month LIBOR plus 2.25%, and also include customary events of default and termination rights, including as a result of changes in the loan-to-value ratio or if the daily liquidity of the shares falls below certain levels. The Banks would have customary remedies upon the occurrence of an event of default, including acceleration of the advances outstanding under the Confirmations and foreclosure of the pledged shares. If, after any acceleration of the obligations under the Confirmations, the Banks propose to foreclose on any pledged shares and those shares are not freely saleable, then the Banks may elect to cause DW to purchase the pledged shares pursuant to the Liquidity Agreement.

The above summary of the Confirmations, Liquidity Agreement, Pledge Agreement and Fee Letter is not intended to be complete and is qualified in its entirety by reference to the Confirmations, Liquidity Agreement, Pledge Agreement and Fee Letter attached to the Schedule TO as Exhibits (b)(1) — (b)(6) incorporated herein by reference.

Joint Tender Offer Agreement

IW and MGM MIRAGE entered into a Joint Tender Offer Agreement, dated January 17, 2008 providing for the payment of expenses and the indemnification against certain liabilities relating to the Offer. Pursuant to the Joint Tender Offer Agreement, IW and MGM MIRAGE have, among other things, agreed to pay 40% and 60%, respectively, of all expenses relating to the Offer (other than legal and accounting fees and expenses, which will be borne by the party incurring such fees and expenses) and indemnify the other for (i) any untrue statement or alleged untrue statement by the indemnifying party of a material fact contained in the Schedule TO, this Offer to Purchase and the related Letter of Transmittal (or any document incorporated by reference therein) and (ii) the omission or alleged omission by the indemnifying party to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

12.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. Among other things, trading of a relatively small volume of the shares may have a greater impact on trading prices than would be the case if the public float were larger. Based upon published guidelines of The New York Stock Exchange and the conditions of the Offer, MGM MIRAGE believes that its purchase of shares under the Offer will not cause the remaining outstanding shares of common stock to be delisted from The New York Stock Exchange.

The shares are now “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. MGM MIRAGE believes that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that MGM MIRAGE furnish certain information to its stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of MGM MIRAGE’s stockholders. MGM MIRAGE believes that the purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

The Offer is conditioned upon our having determined that the consummation of the Offer and the purchase of shares will not cause MGM MIRAGE’s common stock to be delisted from The New York Stock Exchange or deregistered under the Exchange Act. See Section 7.

13.	Legal Matters; Regulatory Approvals

MGM MIRAGE is not aware of any license or regulatory permit that appears material to MGM MIRAGE’s business that might be adversely affected by MGM MIRAGE’s acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by MGM MIRAGE as contemplated by the Offer. Should any such approval or other action be required, MGM MIRAGE presently contemplates that it will seek that approval or other action. MGM MIRAGE is unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to MGM MIRAGE’s business and financial condition. MGM MIRAGE’s obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

MGM MIRAGE’s gaming operations are subject to extensive regulation, and certain of MGM MIRAGE’s subsidiaries hold registrations, approvals, gaming licenses or permits in each jurisdiction in which it operates gaming activities, including Nevada, Illinois, Michigan, New Jersey, Mississippi and Macau. Gaming laws are based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry, including prevention of cheating and fraudulent practices. Gaming laws may also be designed to protect and maximize state and local revenues derived through taxation and licensing fees imposed on gaming industry participants and enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness, or suitability.

IW does not believe that it must obtain any consent, finding of suitability, license, approval or other authorization of any gaming authority prior to consummating the purchase of any or all of the 6,500,000 shares it may purchase in the Offer. In many of the states which regulate MGM MIRAGE’s activities, however, IW’s acquisition of additional shares may require it to provide written notice to the applicable gaming authorities. These gaming authorities will review IW’s notices and may make additional inquiries into IW’s or its affiliates’ suitability as a holder of stock of a gaming company under the applicable gaming regulations. If any of these gaming authorities were to find IW to be not suitable as a stockholder of MGM MIRAGE, and such finding were to occur prior to the closing of the Offer, IW would not be able to consummate the Offer.

Should any such approval or other action be required, IW presently contemplates that it will seek that approval or other action. IW is unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to IW’s business and financial condition. IW’s obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

In addition, while the Offer is not subject to any financing contingency, IW may finance the purchase of some or all of the shares it purchases in the Offer from advances made to Infinity World Investments LLC or IW under share forward transactions and share swap transactions with the Banks. See Section 9. In order to obtain such financing, IW may be required to pledge some or all of the shares it purchases in the Offer as collateral. IW’s ability to pledge these shares may be subject to restrictions imposed by gaming authorities and IW may be required to obtain their prior approval for such pledge before obtaining such financing. IW’s purchase of the shares in the Offer, however, is not subject to financing as IW, through its parent DW, has working capital in an amount that is more than sufficient to pay the potential purchase price of $520 million for the 6,500,000 shares in the event that IW does not obtain such approvals or financing.

In addition to the aforementioned approvals which may be necessary for the acquisition and ownership of shares and DW’s substantial investment in MGM MIRAGE’s CityCenter development, the newly-formed joint venture, or a wholly-owned affiliate of the joint venture (the “Casino Operator”), may be required to apply for gaming licenses from the State of Nevada in order to own and operate the planned casino gaming establishment at CityCenter. In addition to the gaming licenses from the State of Nevada, the Nevada Gaming Commission will require all shareholders, officers and directors of the Casino Operator to be found suitable and/or obtain a license. IW, DW and MGM MIRAGE intend to submit an application for each business entity and/or individual as may be required under the Nevada Gaming Control Act to obtain the necessary gaming licenses from the State of Nevada. If the Nevada Gaming Commission were to deny MGM MIRAGE, DW or IW a gaming license, it would not have any effect on the Offer.

14.	United States Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences relating to the Offer to stockholders whose shares are properly tendered and accepted for payment pursuant to the Offer. Those stockholders who do not participate in the Offer should not incur any U.S. federal income tax liability as a result of the completion of the Offer. This summary is based upon the Code, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, certain expatriates, persons who hold shares as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for U.S. federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to “U.S. holders” (as defined below ). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. For purposes of this discussion, a “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions.

If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding shares should consult their tax advisors.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN THE TENDER OFFER.

Characterization of the Purchase.  The purchase of shares by us under the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder’s particular circumstances, be treated either as having sold the U.S. holder’s shares or as having received a distribution in respect of stock from MGM MIRAGE.

Under Section 302 of the Code, a U.S. holder whose shares are purchased by us under the Offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

•	results in a “complete termination” of the U.S. holder’s equity interest in MGM MIRAGE;

•	results in a “substantially disproportionate” redemption with respect to the U.S. holder; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. holder.

Each of these tests, referred to as the “Section 302 tests,” is explained in more detail below.

If a U.S. holder satisfies any of the Section 302 tests explained below, the U.S. holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under the Offer and the U.S. holder’s adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares that were sold exceeds one year as of the date of purchase by us under the Offer. Specified limitations apply to the deductibility of capital losses by U.S. holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a U.S. holder under the Offer.

If a U.S. holder does not satisfy any of the Section 302 tests explained below, the purchase of a U.S. holder’s shares by us under the Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. holder. Instead, the amount received by the U.S. holder with respect to the purchase of its shares by us under the Offer will be treated as a dividend to the U.S. holder with respect to its shares under Section 301 of the Code, to the extent of MGM MIRAGE’s current and accumulated earnings and profits (within the meaning of the Code). Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on dividends deemed received. To the extent the amount exceeds MGM MIRAGE’s current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital that will reduce the U.S. holder’s adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a U.S. holder’s shares by us under the Offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder’s remaining adjusted tax basis (after adjustment as described in the previous sentence) in the purchased shares will be added to any shares retained by the U.S. holder subject to, in the case of corporate stockholders, reduction of basis or possible gain recognition under Section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. A dividend received by a corporate U.S. holder, as explained below, may be eligible for the dividends received deduction and subject to the “extraordinary dividend” provisions of Section 1059 of the Code.

Constructive Ownership of Stock and Other Issues.  In applying each of the Section 302 tests explained below, U.S. holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, U.S. holders should consult their tax advisors to determine whether the purchase of their shares under the Offer qualifies for sale or exchange treatment in their particular circumstances.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders under the Offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of shares pursuant to the Offer will be treated as a sale or exchange or as a dividend distribution in respect of stock from MGM MIRAGE.

Section 302 Tests.  One of the following tests must be satisfied in order for the purchase of shares by us under the Offer to be treated as a sale or exchange for U.S. federal income tax purposes:

•	Complete Termination Test. The purchase of a U.S. holder’s shares by us under the Offer will result in a “complete termination” of the U.S. holder’s equity interest in MGM MIRAGE if all of the shares that are actually owned by the U.S. holder are sold under the Offer and all of the shares that are constructively owned by the U.S. holder, if any, are sold under the Offer or, with respect to shares owned by certain related individuals, the U.S. holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

•	Substantially Disproportionate Test. The purchase of a U.S. holder’s shares by us under the Offer will result in a “substantially disproportionate” redemption with respect to the U.S. holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the U.S. holder immediately after the purchase is less than 80% of the percentage of voting stock actually and constructively owned by the U.S. holder immediately before the purchase (treating as outstanding all shares purchased under the Offer) and immediately following the exchange the U.S. holder actually and constructively owns less than 50% of MGM MIRAGE’s total combined voting power.

•	Not Essentially Equivalent to a Dividend Test. The purchase of a U.S. holder’s shares by us under the Offer will be treated as “not essentially equivalent to a dividend” if the reduction in the U.S. holder’s proportionate interest in MGM MIRAGE as a result of the purchase constitutes a “meaningful reduction” given the U.S. holder’s particular circumstances. Whether the receipt of cash by a stockholder who sells shares under the Offer will be “not essentially equivalent to a dividend” is independent of whether or not MGM MIRAGE has current or accumulated earnings and profits and will depend upon the stockholder’s particular facts and circumstances. The Internal Revenue Service has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. holders should consult their tax advisors as to the application of this test in their particular circumstances.

Corporate Stockholder Dividend Treatment.  If a corporate U.S. holder does not satisfy any of the Section 302 tests described above and MGM MIRAGE has current or accumulated earnings and profits in respect of its current taxable year, a corporate U.S. holder may, to the extent that any amounts received by it under the Offer are treated as a dividend, be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate U.S. holder pursuant to the Offer that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code. Corporate U.S. holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to the tax consequences of dividend treatment in their particular circumstances.

Foreign Stockholders.  The following general discussion applies to stockholders who are “non-U.S. holders.” A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	foreign corporation; or

•	foreign estate or trust.

If the purchase of shares by us under the Offer is characterized as a sale or exchange (as opposed to a dividend) with respect to a non-U.S. holder, the holder generally will not be subject to U.S. federal income tax on gain realized on the disposition of shares in the Offer unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise; or

•	MGM MIRAGE is or has been a “U.S. real property holding corporation” and certain other requirements are met.

MGM MIRAGE does not believe that it currently is or has been a “U.S. real property holding corporation.”

An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes, should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the Offer.

Backup Withholding.  See Section 3 with respect to the application of backup U.S. federal income tax withholding.

THE DISCUSSION SET FORTH ABOVE IS A GENERAL SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

15.	Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our reasonable discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by either of us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our reasonable discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by either of us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. Any decision to extend the period to time during which the Offer is open, to terminate the Offer or to amend the Offer shall require the mutual agreement of MGM MIRAGE and IW.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(f)(1), 14d-4(d), 14d-6(c) and 14e-1, promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the Offer and, in the case of an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.	Fees and Expenses

We have retained MacKenzie Partners, Inc. to act as Information Agent and Mellon Investor Services LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers, and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation and will be reimbursed by us for reasonable out-of-pocket expenses and each will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

All fees and expenses incurred in connection with the Offer will be shared on a 60% and 40% basis by MGM MIRAGE and IW, respectively; provided, however, that fees and expenses incurred in connection with engagement of consultants and advisors, including legal, financial, and accounting advisors, by MGM MIRAGE or IW shall be paid solely by MGM MIRAGE or IW, respectively.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rules 13e-4(c)(2) and 14d-3(a)(1) under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us, except that this material will not be available at the regional offices of the SEC.

YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED TO YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF US AS TO WHETHER YOU SHOULD TENDER OR

REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE INFORMATION AGENT OR THE DEPOSITARY.

January 17, 2008

APPENDIX A

MGM MIRAGE

MGM MIRAGE made the following purchases of its shares in the open market pursuant to its stock repurchase program during the 60 day period prior to January 16, 2008:

On November 19, 2007, MGM MIRAGE repurchased 360,000 outstanding shares at $87.4439 per share.

On November 20, 2007, MGM MIRAGE repurchased 360,000 outstanding shares at $88.2328 per share.

On November 21, 2007, MGM MIRAGE repurchased 360,000 outstanding shares at $87.5583 per share.

On November 23, 2007, MGM MIRAGE repurchased 150,000 outstanding shares at $87.4260 per share.

On November 26, 2007, MGM MIRAGE repurchased 300,000 outstanding shares at $87.1287 per share.

On November 27, 2007, MGM MIRAGE repurchased 400,000 outstanding shares at $85.0992 per share.

On November 28, 2007, MGM MIRAGE repurchased 400,000 outstanding shares at $86.6981 per share.

On November 29, 2007, MGM MIRAGE repurchased 400,000 outstanding shares at $85.6760 per share.

On November 30, 2007, MGM MIRAGE repurchased 400,000 outstanding shares at $86.3349 per share.

On December 6, 2007, MGM MIRAGE repurchased 200,000 outstanding shares at $90.2566 per share.

On December 7, 2007, MGM MIRAGE repurchased 200,000 outstanding shares at $91.8012 per share.

On December 10, 2007, MGM MIRAGE repurchased 300,000 outstanding shares at $92.5885 per share.

On December 11, 2007, MGM MIRAGE repurchased 400,000 outstanding shares at $91.1244 per share.

On December 12, 2007, MGM MIRAGE repurchased 400,000 outstanding shares at $90.2850 per share.

On December 13, 2007, MGM MIRAGE repurchased 378,800 outstanding shares at $89.7676 per share.

On December 14, 2007, MGM MIRAGE repurchased 391,200 outstanding shares at $88.5531 per share.

MGM MIRAGE Executive Officers and Directors.

The following sets forth transactions in the shares by executives officers and directors of MGM MIRAGE during the 60 day period prior to January 16, 2008:

Robert H. Baldwin

On December 11, 2007, Mr. Baldwin exercised options for 113,400 shares at $12.74 per share and sold all such shares in the open market as follows: 8,900 shares at $90.50 per share; 400 shares at $90.5001 per share; 2,700 shares at $90.51 per share; 88 shares at $90.52 per share; 1,800 shares at $90.54 per share; 1,200 shares at $90.56 per share; 200 shares at $90.58 per share; 500 shares at $90.59 per share; 4,400 shares at $90.60 per share; 5,100 shares at $90.61 per share; 500 shares at $90.69 per share; 6,500 shares at $90.70 per share; 2,200 shares at $90.71 per share; 9,100 shares at $90.72 per share; 300 shares at $90.73 per share; 4,600 shares at $90.74 per share; 4,400 shares at $90.75 per share; 1,600 shares at $90.76 per share; 600 shares at $90.77 per share; 1,212 shares at $90.78 per share; 200 shares at $90.79 per share; 400 shares at $90.80 per share; 100 shares at $90.83 per share;100 shares at $90.84 per share; 400 shares at $90.85 per share; 100 shares at $90.87 per share; 600 shares at $90.88 per share; 200 shares at $90.89 per share; 2,600 shares at $90.90 per share; 1,300 shares at 90.91 per share; 2,200 shares at $90.92 per share; 100 shares at $90.93 per share; 100 shares at $90.94 per share; 4,000 shares at $90.95 per share; 600 shares at $91.17 per share; 800 shares at $91.18 dollars per share; 1,500 shares at $91.22 per share; 100 shares at $91.23 per share; 100 shares at $91.25 per share; 2,200 shares at $91.26 per share; 100 shares at $91.27 per share; 200 shares at $91.28 per share; 1,100 shares at $91.30 per share; 2,300 shares at $91.31 per share; 1,000 shares at $91.32 per share; 1,233 shares at $91.33 per share; 2,200 shares at $91.34 per share; 3,100 shares at $91.35 per share; 1,400 shares at $91.36 per share; 700 shares at $91.37 per share; 2,800 shares at $91.38 per share; 4,300 shares at $91.39 per share; 1,000 shares at $91.40 per share; 600 shares at $91.41 per share; 4,300 shares at $91.42 per share; 1,500 shares at $91.43 per share; 867 shares at $91.44 per share; 800 shares at $91.45 per share; 900 shares at $91.46 per share; 1,500 shares at $91.47 per share; 1,100 shares at $91.48 per share; 500 shares at $91.49 per share; 3,400 shares at $91.50 per share; 300 shares at $91.51 per share; 100 shares at $91.53 per share; 800 shares at $91.55 per share; 100 shares at $91.57 per share; 900 shares at $91.59 per share; 100 shares at $91.60 per share; and 200 shares at $91.64 per share.

On December 12, 2007, Mr. Baldwin exercised options for 111,100 shares at $12.74 per share and sold all of such shares in the open market as follows: 1,000 shares at $90.01 per share; 1,700 shares at $90.20 per share; 3,200 shares at $90.21 per share; 2,132 shares at $90.25 per share; 4,000 shares at $90.30 per share; 3,400 shares at $90.31 per share; 2,600 shares at $90.32; 500 shares at $90.33 per share; 1,000 shares at $90.34 per share; 3,100 shares at $90.35 per share; 15,035 shares at $90 per share; 465 shares at $90.02 per share; 2,125 shares at $90.03 per share; 4,000 shares at $90.04 per share; 3,900 shares at $90.05 per share; 100 shares at $90.06 per share; 1,375 shares at $90.07 per share; 4,900 shares at $90.09 per share; 10,500 shares at $90.10 per share; 400 shares at $90.12 per share; 100 shares at $90.13 per share; 200 shares at $90.14 per share; 200 shares at $90.15 per share; 500 shares at $90.24 per share; 1,268 shares at $90.27 per share; 700 shares at $90.65 per share; 300 shares at $90.67 per share; 200 shares at $90.69 per share; 400 shares at $90.72 per share; 100 shares at $90.73 per share; 4,000 shares at $90.75 per share; 500 shares at $90.77 per share; 2,970 shares at $90.80 per share; 800 shares at $90.82 per share; 12,830 shares at $90.83 per share; 3,200 shares at $90.84 per share; 5,000 shares at $90.85 per share; 200 shares at $90.86 per share; 2,200 shares at $90.87 per share; 1,002 shares at $90.88 per share; 1,300 shares at $90.89 per share; 2,398 shares at $90.90 per share; 100 shares at $90.91 per share; 2,000 shares at $90.92 per share; 600 shares at $90.95 per share; and 2,600 shares at $90.96 per share.

On December 13, 2007, Mr. Baldwin exercised options for 139,300 shares at $12.74 per share and sold all of such shares in the open market as follows: 16,200 shares at $89.55 per share; 4,000 shares at $89.57 per share; 1,300 shares at $89.58 per share; 2,000 shares at $89.60 per share; 1,000 shares at $89.68 per share; 1,000 shares at $89.69 per share; 1,000 shares at $89.70 per share; 2,000 shares at $89.71 per share; 2,000 shares at $89.73 per share; 700 shares at $89.75 per share; 300 shares at $89.76 per share; 3,900 shares at $89.78 per share; 7,000 shares at $89.79 per share; 13,000 shares at $89.80 per share; 2,000 shares at $89.81 per share; 2,000 shares at $89.82 per share; 1,020 shares at $89.84 per share; 5,000 shares at $89.85 per share; 200 shares at $89.86 per share; 3,200 shares at $89.87 per share; 100 shares at $89.88 per share; 4,800 shares at $89.89 per share; 3,300 shares at $89.90 per share; 2,100 shares at $89.91 per share; 2,800 shares at $89.92 per share; 3,200 shares at $89.93 per share; 1,100 shares at $89.94 per share; 4,500 shares at $89.95 per share; 2,900 shares at $89.96 per share; 4,600 shares at $89.97 per share; 200 shares at $89.98 per share; 7,100 shares at $90 per share; 1,373 shares at 90.0001 per share; 200 shares at $90.01 per share; 7,727 shares at $90.02 per share; 3,500 shares at $90.03 per share; 3,380 shares at $90.04 per share; 100 shares at $90.05 per share; 300 shares at $90.06 per share; 200 shares at $90.07 per share; 1,100 shares at $90.08 per share; 5,200 shares at $90.10 per share; 4,700 shares at $90.11 per share; 300 shares at $90.12 per share; 800 shares at $90.13 per share; 1,700 shares at $90.15 per share; 100 shares at $90.16 per share; 500 shares at $90.18 per share; 200 shares at $90.19 per share; 200 shares at $90.23 per share; 400 shares at $90.25 per share; and 1,800 shares at $90.26 per share.

On December 14, 2007, Mr. Baldwin exercised options for 19,013 shares and sold all of such shares in the open market as follows: 8,400 shares at $89.01 per share; 413 shares at $89.03 per share; 500 shares at $89.22 per share; 800 shares at $89.23 per share; 5,700 shares at $89.29 per share; 1,200 shares at $89.30 per share; and 2,000 shares at $89.33 per share.

Bruce Gebhardt

On December 7, 2007, Mr Gebhardt exercised 7,800 options at $27.215 per share and sold all such shares on the open market at $91.75 per share.

Alexis Herman

On December 14, 2007, Ms. Herman exercised 10,000 options at $14.25 per share, 10,000 options at $15.745 per share, and 7,500 options at $20.11 per share and sold all such shares on the open market as follows: 200 shares at $87.31 per share; 200 shares at $87.34 per share; 200 shares at $87.35 per share; 200 shares at $87.37 per share; 500 shares at $87.44 per share; 1,100 shares at $87.45 per share; 300 shares at $87.52 per share; 100 shares at $87.53 per share; 100 shares at $87.54 per share; 100 shares at $87.55 per share; 300 shares at $87.57 per share; 100 shares at $87.58 per share; 400 shares at $87.59 per share;

600 shares at $87.6 per share; 100 shares at $87.61 per share; 200 shares at $87.63 per share; 300 shares at $87.64 per share; 300 shares at $87.65 per share; 300 shares at $87.68 per share; 200 shares at 87.69 per share; 100 shares at $87.71 per share; 200 shares at $87.73 per share; 100 shares at $87.85 per share; 200 shares at $87.86 per share; 400 shares at $88.03 per share; 100 shares at $88.1 per share; 400 shares at $88.11 per share; 300 shares at $88.16 per share; 300 at $88.2 per share; 200 shares at $88.21 per share; 400 shares at $88.28 per share; 400 shares at $88.39 per share; 100 shares at $88.45 per share; 100 shares at $88.47 per share; 200 shares at $88.77 per share; 100 shares at $88.83 per share; 300 shares at $88.9 per share; 400 shares at $88.92 per share; 300 shares at 88.93 per share; 400 shares at $88.94 per share; 500 shares at $88.95 per share; 100 shares at $88.96 per share; 700 shares at $88.97; 800 shares at $88.98 per share; 400 shares at $88.99 per share; 700 shares at $89 per share; 600 shares at $89.01 per share; 400 shares at $89.02 per share; 400 shares at $89.03 per share; 200 shares at $89.04 per share; 500 share at $89.05 per share; 600 shares at $89.06 per share; 300 shares at $89.07 per share; 400 shares at $89.08 per share; $1,100 share at $89.1 per share; 900 shares at $89.11 per share; 400 shares at $89.13 per share; 200 shares at $89.14 per share; 400 shares at $89.15 per share; 400 shares at $89.16 per share; 400 shares at $89.17 per share; 400 shares at $89.18 per share; 400 shares at $89.19 per share; 400 shares at $89.2 per share; 700 shares at $89.21 per share; 400 shares at $89.22 per share; 500 shares at $89.23 per share; 100 shares at $89.25 per share; 200 shares at $89.26 per share; 400 shares at $89.27 per share; 200 shares at $89.2775 per share; 500 shares at $89.28 per share; 400 shares at $89.29 per share; 500 shares at $89.3 per share; 300 shares at $89.31 per share; 100 shares at $89.33 per share; 500 shares at $89.35 per share; 300 shares at $89.39 per share.

Gary N. Jacobs

On December 7, 2007, Mr. Jacobs exercised 25,000 options at $16.6563 per share and sold all such shares on the open market as follows: 2,400 shares at $91.00 per share; 900 shares at $91.01 per share; 1,300 shares at $91.02 per share; 2,300 shares at $91.03 per share; 1,500 shares at $91.031 per share; 1,300 shares at $91.04 per share; 1,150 shares at $91.05 per share; 100 shares at $91.055 per share; 1,400 shares at $91.06 per share; 1,450 shares at $91.07 per share; 600 shares at $91.08 per share; 700 shares at $91.09 per share; 1,100 shares at $91.10 per share; 200 shares at $91.11 per share; 100 shares at $91.12 per share; 1,800 shares at $91.131 per share; 1,000 shares at $91.15 per share; 100 shares $91.151 per share; 400 shares at $91.16 per share; 775 shares at $91.20 per share; 200 shares at $91.201 per share; 25 shares at $92.21 per share; 300 shares at $91.22 per share; 100 shares at $91.231 per share; 300 shares at $91.24 per share; 200 shares at $91.25 per share; 100 shares at $91.26 per share; 500 shares at $91.27 per share; 600 shares at $91.28 per share; 300 shares at $91.29 per share; 1,000 shares at $91.30 per share; 100 shares at $91.31 per share; 200 shares at $91.32 per share; 200 shares at $91.33 per share; 200 shares at $91.35 per share; and 100 shares at $91.40 per share.

On December 10, 2007, Mr Jacobs exercised 25,000 options at $16.6563 per share and sold all such shares on the open market as follows: 900 shares at $92.45 per share; 4,900 shares at $92.48 per share; 4,100 shares at $92.49 per share; 2,619 shares at $92.50 per share; 2,081 shares at $92.51 per share; 1,100 shares at $92.52 per share; 1,600 shares at $92.53 per share; 900 shares at $92.54 per share; 300 shares at $92.55 per share; 1,100 shares at $92.56 per share; 4,400 shares at $92.561 per share; 200 shares $92.57 per share; and 800 shares at $92.58 per share.

Rose McKinney-James

On December 4, 2007, Ms. McKinney-James exercised options for 1,000 shares at $40.57 per share and sold all of such shares in the open market for $85.02 per share.

J.	Terrence Lanni

On December 7, 2007, Mr. Lanni sold 50,000 shares held by the Lanni Family Trust (of which he is trustee) in the open market as follows: 1,100 shares at $91.5 per share; 3000 shares at $91.51 per share; 900 shares at $91.52 per share; 300 shares at $91.53 per share, 1,000 shares at $91.54 per share, 800 shares at $91.55 per share; 2,130 shares at $91.56 per share; $1,800 at $91.57 per share; 5,400 shares at $91.58 per share; 3,670 shares at $91.59 per share; 3,600 at $91.6 per share; 1,000 shares at $91.61 per share; 1,000 shares at $91.62 per share; 400 shares at $91.63 per share; 100 shares at 91.64 per share; 300 shares at $91.68 per share; 1,200 shares at $91.69 per share; 500 at $91.7 per share; 600 shares at $91.71 per share; 1,200 shares at $91.72 per share; 700 shares at $91.73 per share; 1,300 shares at $91.74 per share; 5,000 shares at $91.88 per share; 2,400 shares at $92 per share; 3,100 shares at $92.01 per share; 300 shares at $92.02 per share; 300 shares at $92.03 per share; 700 shares at $92.04 per share; 3,504 shares at $92.05 per share; 887 shares at $92.06 per share; 400 shares at $92.08 per share; 800 shares at $92.11 per share; and 609 shares at $92.16 per share.

On December 10, 2007, Mr. Lanni sold 50,000 shares held by the Lanni Family Trust (of which he is trustee) in the open market as follows: 800 shares at $92.45 per share; 1,200 shares at $92.46 per share; 8,000 shares at $92.5 per share; 1,100 shares at $92.51 per share; 600 shares at $92.52 per share; 300 shares at $92.525 per share; 600 shares at $92.53 per share; 200 shares at $92.54 per share; 4,236 shares at $92.55 per share; 764 shares at $92.5501 per share; 13,185 shares at $92.6 per share; 900 shares at $92.6001 per share; $5,700 shares at $92.61 per share; 700 shares at $92.62 per share; 800 shares at $92.63 per share; 1,200 shares at $92.64 per share; 3,700 shares at $92.65 per share; 300 shares at $92.66 per share; 400 shares at $92.67 per share; 300 shares at $92.69 per share; 2,915 shares at $92.7 per share; 300 shares at $92.71 per share; 1,600 shares at $92.72 per share; and 200 shares at $92.73 per share.

James Murren

On December 6, 2007, Mr. Murren sold 22,600 shares on the open market as follows: 1,500 shares at $91.01 per share; 400 shares at $91.02 per share; 1,100 shares at $91.05 per share; 400 shares $91.12 per share; 600 shares $91.43 per share; 4,300 shares at $91.45 per share; 1,500 shares at $91.46 per share; 1,200 shares at $91.47 per share; 1,400 shares at $91.48 per share; 3,900 shares at $91.49 per share; 2,400 shares at $91.50 per share; 1,600 shares at $91.51 per share; 600 shares at $91.52 per share; 300 shares at $91.53 per share; 600 shares at $91.54 per share; 100 shares at $91.56 per share; 200 shares at $91.57 per share; 200 shares at $91.58 per share; and 300 shares at $91.61 per share.

On December 6, 2007, Mr. Murren, as Trustee on behalf of the Murren Family Trust, made a charitable contribution of 21,500 shares valued at $90.92 per share.

Ronald Popeil

On November 27, 2007, Mr. Popeil acquired 5,000 shares on the open market as follows: 2,000 shares at $85.50 per share; and 3,000 shares at $85.41 per share.

On December 3, 2007, Mr. Popeil acquired 3,000 shares on the open market at $84.01 per share.

APPENDIX B

DIRECTORS AND EXECUTIVE OFFICERS OF DUBAI WORLD

The name and present principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of each of the directors and executive officers and control persons of IW, Infinity World (Cayman) Holding and Dubai World are set forth below. Except as otherwise indicated, the business address of each person listed below is c/o Emirates Towers, Level 47, Sheikh Zayed Road, Dubai, United Arab Emirates, and their business phone number is +971 4 3903800.

Sultan Ahmed bin Sulayem is the Chairman and Head of the Board of Directors of Dubai World, a holding company that manages and supervises a diversified portfolio of businesses and projects in Dubai, including property development and hospitality, maritime, financial services, multi-commodities and retail. Mr. Sulayem is Chairman of DP World, Chairman of Ports, Customs & Free Zone Corporation, Nakheel LLC, Dubai Waterfront Company, Tejari.com and Dubai Multi Commodities Centre. Mr. Sulayem is member of the World Economic Forum and is also Chairman of the Board of Ports & Free Zone. Mr. Sulayem also holds positions as: Member of the Board of Executive Council, Government of Dubai; Member of the Board of Executive Economic Council, Government of Dubai; Member of the Board of Emirates International Forum; and Member of the Board of Dubai Chamber of Commerce. Mr. Sulayem is a resident of the United Arab Emirates and is a citizen of the United Arab Emirates.

Kar Tung Quek is Chief Financial Officer and Treasurer of Infinity World Investments LLC, Infinity World Cayman Investments Corporation, IW and Infinity World (Cayman) Holding and Infinity World Holding Ltd. Mr. Quek is also member of the Board of Managers for Infinity World Investments LLC, and is a member of the Board of Directors of Infinity World Cayman Investments Corporation, Infinity World (Cayman) Holding and Infinity World Holding Ltd. Mr. Quek is also currently the Chief Financial Officer of Nakheel PJSC, a subsidiary of Dubai World (“Nakheel”). Before joining Nakheel in April 2006, Mr. Quek was the General Manager, Asset Management of Frasers Centrepoint Group and the Chief Executive Officer of Frasers Centrepoint Asset Management Limited from June 2005 through April 2006. Prior to that, Mr. Quek was the Director, Business Development of ARA Asset Management Limited and the Chief Executive Officer of Suntec REIT. Mr. Quek is a resident of the United Arab Emirates and is a Singaporean citizen.

Chris O’Donnell is President and Chief Executive Officer of Infinity World Investments LLC, Infinity World Cayman Investments Corporation, Infinity World (Cayman) Holding and Infinity World Holding Ltd. Mr. O’Donnell is a member of the Board of Managers for Infinity World Investments LLC, and is a member of the Board of Directors of Infinity World Cayman Investments Corporation, Infinity World (Cayman) Holding and Infinity World Holding Ltd. Mr. O’Donnell is also Chief Executive Officer for Nakheel, and in his role directly oversees all company operations and developments. In such position, Mr. O’Donnell reports to Nakheel’s Executive Chairman. Before joining Nakheel in June 2006, Mr. O’Donnell spent the preceding five (5) years as Managing Director of Investa Property Group in Australia. Mr. O’Donnell has also held other senior executive positions with prominent Australian organizations including Lend Lease, Leighton and Westpac Banking Corporation. Mr. O’Donnell is a resident of the United Arab Emirates and is an Australian citizen.

Abdul Wahid A. Rahim Al Ulama is Secretary for Infinity World Investments LLC, Infinity World Cayman Investments Corporation, Infinity World (Cayman) Holding and Infinity World Holding Ltd. Mr. Ulama is also a member of the Board of Managers for Infinity World Investments LLC and is a member of the Board of Directors of Infinity World Cayman Investments Corporation, Infinity World (Cayman) Holding and Infinity World Holding Ltd. Mr. Ulama joined Dubai World as Group Chief Legal Officer in March 2007 and also serves on the Board of Directors of Dubai World. Prior to this, Mr. Ulama was a Partner (Banking & Finance) with Al Tamimi & Company Advocates & Legal Consultants in Dubai. He was also the Managing Partner of their associate office in Qatar. He has been on the board of various companies and has attended several board meetings as an observer. Mr. Ulama is a member of the Dubai International Financial Centre’s Islamic Finance Advisory Council. He is also a member of the Canadian Business Council and British Business Group. Mr. Ulama is a resident of the United Arab Emirates and is an United Arab Emirates citizen.

Laiboon Yu is a member of the Board of Managers for Infinity World Investments LLC, and is a member of the Board of Directors of Infinity World Cayman Investments Corporation, Infinity World (Cayman) Holding and Infinity World Holding Ltd.. Mr. Yu is the Group Chief Investment Officer of Dubai World. Before joining Dubai World in March 2006, Mr. Yu spent the preceding five (5) years, as Managing Director of Jones Lang LaSalle in Singapore. Mr. Yu is a resident of the United Arab Emirates and is a Singaporean citizen.

Jamal Masjid Bin Thaniah is an Executive Director of the Board of Directors of Dubai World. Mr. Bin Thaniah is also Group Chief Executive Officer of Ports & Free World Zone, whose address is P.O. Box 17000, Dubai, United Arab Emirates. Ports and Free World Zone is the holding company of DP World, Economic Zone World, P&O Ferries and P&O Maritime. Mr Bin Thaniah joined Dubai Ports in October 1981 and up until 2001, he led Dubai Ports Authority. Mr. Bin Thaniah is a resident of the United Arab Emirates and a citizen of the United Arab Emirates.

Farid Mohammed Ahmed is the Secretary General to the Board of Directors of Dubai World. Prior to joining Dubai World Mr. Ahmed held the position of Senior General Manager, UAE Operations at Ducab, a cable company whose address is P.O. Box: 11529, Dubai, United Arab Emirates. Mr. Ahmed is a resident of the United Arab Emirates and a citizen of the United Arab Emirates.

Ahmed Butti Ahmed is member of the Board of Directors of Dubai World. Mr. Ahmed is also Director General of Dubai Customs, the government body that facilitates free trade and helps secure the integrity of Dubai’s borders, whose address is Dubai Customs, P.O. Box 63, Dubai, United Arab Emirates, and CEO of the Ports, Maritime and Free Zone Authority, which oversees trade within the “free zone,” and whose address is P.O. Box 17000, Dubai, United Arab Emirates. Currently Mr. Ahmed also holds the following offices: Chairman of the Palm District Cooling, Chairman of Dubai Facilities Company, Board Member of Tamweel under Dubai World and Board Member of Hyflux Singapore. Prior to joining Customs he was the Assistant Managing Director, Corporate Affairs of the Ports & Free Zone and the Managing Director of JAFZA and the Chief Executive Officer of Isthithmar World. Mr. Ahmed is a resident of the United Arab Emirates and citizen of the United Arab Emirates.

Saeed Ahmed Saeed is a member of the Board of Directors of Dubai World. Mr. Saeed is also Chief Executive Officer of Limitless LLC, an integrated real estate development company and a business unit of Dubai World, whose address is P.O. Box 261919, Dubai, United Arab Emirates. Mr. Saeed joined Limitless LLC in 2005. From 2000 to 2005 Mr. Saeed was Managing Director of Projects at Nakheel. Mr. Saeed is a resident of the United Arab Emirates and citizen of the United Arab Emirates.

Khaled Al Kamda is a member of the Board of Directors of Dubai World. Mr. Kamda is also Vice Chairman of Istithmar World, an investment firm focused on the retail, healthcare and media and entertainment sectors, whose address is Emirates Towers, Level 4, Sheikh Zayed Road, P.O. Box 17000, Dubai, United Arab Emirates. Prior to joining Isthithmar World in 2006, Mr. Kamda served in various senior management positions for the past twenty years at Emirates Airlines, whose address is Emirates Group Headquarters, Deira, Dubai, United Arab Emirates. Mr. Kamda is also the Vice Chairman of the Board of Directors of Tamweel, Dubai Islamic Bank, Nakheel, Limitless, Dubai Maritime City, Dubai Investments Park, and Emirates Post. Mr. Kamda is a resident of the United Arab Emirates and citizen of the United Arab Emirates.

Sulaiman H. Al Mazroui is a member of the Board of Directors of Dubai World. Mr. Al Mazroui is also Chief Manager-Group Affairs at the Emirates Bank Group, which is the umbrella company of various banking, insurance, and financial services institutions, and whose main address is Beniyas Road, P.O. Box 2923, Dubai, United Arab Emirates. He also holds the following positions: the Executive Member of the Supreme Committee of Al Tomooh Finance Scheme for Small National Businesses since June 1998, Member of the Board of Directors of Diners Club (UAE) since April 1993, Member of the Board of Directors of Network International since May 1995, Member of the Board of Directors of Emirates Islamic Bank since April 2005. Previously Mr. Al Mazroui held the position of: Coordinator General of the Emirates International Forum from 1993 to 2002 and Chairman of the Media Committee for UAE Banks and Central Bank during IMF/World Bank Meeting in Dubai in 2003. Mr. Al Mazroui is a resident of the United Arab Emirates and citizen of the United Arab Emirates.

David Rutledge is a member of the Board of Directors of Dubai World. Mr. Rutledge is also Chief Executive Officer of Dubai Multi Commodities Centre (“DMCC”), which was created to establish a commodity marketplace in Dubai, and provide industry-specific market infrastructure and a full range of facilities for the gold and precious metals, diamonds and colored stones, energy and other commodities industries, and whose address is Emirates Towers, Level 19, P.O. Box 17000, Dubai, United Arab Emirates. Mr. Rutledge joined DMCC in February 2003 as Executive Director, Commodities. Since December 2004 he has been CEO, responsible for the overall management of DMCC’s activities in the commodities, precious metals and diamonds sectors. Mr. Rutledge is a resident of the United Arab Emirates and an Australian citizen.

Alan Rogers is a member of the Board of Directors of Dubai World. Mr. Rogers is also Chief Executive Officer of Istithmar Real Estate, a company that specializes in both industrial/commercial and residential real estate development, whose address is Emirates Towers, Level 4, Sheikh Zayed Road, P.O. Box 17000, Dubai, United Arab Emirates. Until 2006 he was the Chairman and CEO of Douglas Elliman the largest agency and property management in New York City, whose address is 575 Madison Ave., New York , NY 10022. Mr. Rogers is a resident of the United Arab Emirates and is a British citizen.

Geoff Taylor is a member of the Board of Directors of Dubai World. Mr. Taylor is also Chief Executive Officer of Dubai Drydocks, the United Arab Emirates’ premier ship conversion, repair and construction yard, whose address is P.O. Box 8988, Jumeirah Beach Road, Dubai, United Arab Emirates. Mr. Taylor has been with Dubai Drydocks for twenty-three years. Mr. Taylor is a resident of the United Arab Emirates and is a British citizen.

Saad Abdul Razak is a member of the Board of Directors of Dubai World. Mr. Razak is also Chief Executive Officer of Dubai Islamic Bank, which offers a range of Islamic commercial banking services, as well as investment banking services, including providing asset management consulting, and whose address is Dubai Islamic Bank Building, Port Saeed Road, P.O. Box 1080, Dubai, United Arab Emirates. Mr. Razak joined Dubai Islamic Bank in 2001. Mr. Razak has also been appointed the Managing Director of the Investment Corporation of Dubai. Mr. Razak is a resident of the United Arab Emirates and citizen of the United Arab Emirates.

David Jackson is a member of the Board of Directors of Dubai World. Mr. Jackson is also Chief Executive Officer of Istithmar, an investment firm focused on the retail, healthcare and media and entertainment sectors, whose address is Emirates Towers, Level 4, Sheikh Zayed Road, P.O. Box 17000, Dubai, United Arab Emirates. Mr. Jackson was appointed Chief Executive Officer of Istithmar in July 2006. Prior to his appointment as CEO, Mr. Jackson served as the first Chief Investment Officer of Istithmar from 2003 to 2006. From 2002 to 2003 Mr. Jackson was a Partner at Marco Polo Partners, whose address is 139 Centre St., 8th Floor, New York, NY 10013. Mr. Jackson is a resident of the United Arab Emirates and an American citizen.

Omar Hijazi is a member of the Board of Directors of Dubai World. Mr. Hijazi is also Chief Executive Officer of Tejari, a business-to-business marketplace that allows companies to buy and sell goods and services online, whose address is Reuters Building, Third Floor, Suite 303, Dubai Media City, Dubai, United Arab Emirates. Mr. Hijazi joined Tejari in 2005. Prior to joining Tejari, Mr. Hijazi was the Senior Principle of AT Kearney Inc., in Los Angeles, California. Mr. Hijazi is a resident of the United Arab Emirates and an American citizen.

Maryam Sharaf is a member of the Board of Directors of Dubai World. Ms. Sharaf is also Group Chief Financial Officer of Dubai World. Ms. Sharaf has been with Dubai World for the past four years. Prior to joining Dubai World, Ms. Sharaf held various managerial positions at Dubai Petroleum Company, whose address is P.O. Box 2222, Dubai, United Arab Emirates. Ms. Sharaf is a resident of the United Arab Emirates and citizen of the United Arab Emirates.

Khulood Abdullah Al Rostamani is a member of the Board of Directors of Dubai World. Ms. Al Rostamani is also Co-founder and Chief Executive Officer of KM Holding, a multinational management consultancy providing expert services in the areas of management strategies, processes and business excellence models, located at P.O. Box 261, Dubai, United Arab Emirates. Ms. Al Rostamani is also a main shareholder and an Executive Board Director of the Al Rostamani Group whose address is P.O. Box 42035 Dubai, United

Arab Emirates. Ms. Al Rostamani is a resident of the United Arab Emirates and citizen of the United Arab Emirates.

Chin-Seng Teo is Dubai World’s Group Chief Information Officer. Prior to joining Dubai World, Mr. Teo was the Chief Information Officer of ST Engineering in Singapore for twelve years. Mr. Teo is a resident of the United Arab Emirates and a Singaporean citizen.

MGM MIRAGE
INFINITY WORLD (CAYMAN) L.P.

January 17, 2008

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of MGM MIRAGE or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

MELLON INVESTOR SERVICES LLC

By Mail:	By Overnight Delivery:	By Hand:

PO Box 3301 South Hackensack, NJ 07606	480 Washington Blvd. Jersey City, NJ 07310	480 Washington Blvd. Jersey City, NJ 07310

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll Free: (800) 322-2885

Email: mgmmirage-infinity@mackenziepartners.com